UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CENTURY COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTURY COMMUNITIES, INC.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

March 29, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Century Communities, Inc., a Delaware corporation, to be held at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, at 1:00 p.m. local time, on Wednesday, May 10, 2017.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (1) to elect five directors to serve for the ensuing year as members of the Board of Directors of Century; (2) to approve the Century Communities, Inc. 2017 Omnibus Incentive Plan; (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and (4) to transact such other business as may properly come before the Annual Meeting or at any continuation, postponement or adjournment thereof. The accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement describe these matters in more detail. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the five nominees for director named in the Proxy Statement, FOR the approval of the Century Communities, Inc. 2017 Omnibus Incentive Plan and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Whether or not you attend the Annual Meeting in person, and regardless of the number of shares of Century common stock that you own, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to vote your shares of Century common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. Voting over the Internet, by telephone, or by written proxy will ensure that your shares are represented at the Annual Meeting.

On behalf of the Board of Directors and management of Century, we thank you for your participation and continued support.

Sincerely,

Dale Francescon

Chairman of the Board and

Co-Chief Executive Officer

You can help us make a difference by eliminating paper proxy materials. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxyvote.com. Your consent to receive stockholder materials electronically will remain in effect until canceled.

CENTURY COMMUNITIES, INC.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2017

The 2017 Annual Meeting of Stockholders of Century Communities, Inc., a Delaware corporation, will be held on Wednesday, May 10, 2017 at 1:00 p.m. local time at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, for the following purposes:

1.	To elect five directors to serve as members of the Board of Directors of Century until the next annual meeting of stockholders and until their successors are duly elected and qualified. The director nominees named in the Proxy Statement for election to the Board of Directors are: Dale Francescon, Robert J. Francescon, James M. Lippman, Keith R. Guericke, and John P. Box;

2.	To approve the Century Communities, Inc. 2017 Omnibus Incentive Plan;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

4.	To transact such other business as may properly come before the Annual Meeting or at any continuation, postponement or adjournment thereof.

The Proxy Statement accompanying this Notice describes each of these items of business in detail. Only holders of record of our common stock at the close of business on March 15, 2017 are entitled to notice of, to attend, and to vote at the Annual Meeting or any continuation, postponement or adjournment thereof. A list of such stockholders will be available for inspection, for any purpose germane to the Annual Meeting, at our principal executive offices during regular business hours for a period of no less than 10 days prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to vote your shares of Century common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. If your shares of Century common stock are held by a bank, broker or other agent, please follow the instructions from your bank, broker or other agent to have your shares voted.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Messenger

Chief Financial Officer and Secretary

Greenwood Village, Colorado

March 29, 2017

ii

CENTURY COMMUNITIES, INC.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2017

GENERAL INFORMATION

The Board of Directors of Century Communities, Inc. is using this Proxy Statement to solicit your proxy for use at our 2017 Annual Meeting of Stockholders to be held on Wednesday, May 10, 2017, at 1:00 p.m. local time, at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, or at any continuation, postponement or adjournment thereof. Directions to attend the Annual Meeting may be obtained by calling Investor Relations at (303) 268-8398. The Board is soliciting proxies to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. Please note that references in this Proxy Statement to “Century,” “we,” “us,” “our,” or the “Company” refer to Century Communities, Inc., a Delaware corporation, references to the “Board” refer to the Board of Directors of Century, and references to the “Annual Meeting” refer to our 2017 Annual Meeting of Stockholders.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending an Important Notice of Availability of Proxy Materials for the Annual Meeting (which we refer to as the “Internet Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Internet Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Internet Notice and on the website referred to in the Internet Notice, including an option to request paper copies on an ongoing basis.

On or about March 29, 2017, we intend to make this Proxy Statement and our 2016 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2016 (which we refer to as our “2016 Annual Report”), available on the Internet and to commence mailing of the Internet Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this Proxy Statement and 2016 Annual Report, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Wednesday, May 10, 2017

This Proxy Statement and our 2016 Annual Report are available on the Internet, free of charge, at www.proxyvote.com. On this website, you will be able to access this Proxy Statement, our 2016 Annual Report, and any amendments or supplements to these materials that are required to be furnished to stockholders. We encourage you to access and review all of the important information contained in the proxy materials before voting.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Wednesday, May 10, 2017, at 1:00 p.m. local time, at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237.

What are the purposes of the Annual Meeting?

The purposes of the Annual Meeting are to vote on the following items described in this Proxy Statement:

Proposal No. 1	Election of Directors
Proposal No. 2	Approval of the Century Communities, Inc. 2017 Omnibus Incentive Plan
Proposal No. 3	Ratification of Appointment of Independent Registered Public Accounting Firm

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?

We currently are not aware of any business that will be presented at the Annual Meeting other than as described in this Proxy Statement. If, however, any other matter is properly brought at the Annual Meeting, or any continuation, postponement or adjournment thereof, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters in accordance with their best judgment.

Who can attend the Annual Meeting?

All of our stockholders entitled to vote at the Annual Meeting may attend the Annual Meeting. If your shares are held in street name, however, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the record holder of your shares.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of record of shares of our common stock, $0.01 par value, as of the close of business on March 15, 2017, the record date, will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the record date, there were 22,121,658 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote on the record date will constitute a quorum. Your shares will be counted toward the quorum if you submit a proxy or vote at the Annual Meeting. Shares represented by proxies marked “abstain” and “broker non-votes” also are counted in determining whether a quorum is present.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How do I vote my shares?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote in person. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or

•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Savings Time, on May 9, 2017. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or the bank’s or broker’s proxy card and bring it to the Annual Meeting in order to vote.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if m y shares are held in “street name”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and your bank or brokerage firm is required to vote your shares in accordance with your instructions.

What are broker non-votes?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares.

A broker is entitled to vote shares held for a beneficial owner on routine matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm in Proposal No. 3 is a routine matter; and accordingly, a broker is entitled to vote shares held for a beneficial owner on that proposal, without instructions from such beneficial owner. On the other hand, absent instructions from a beneficial owner, a broker is not entitled to vote shares held for such beneficial owner on non-routine matters. The election of directors in Proposal No. 1 and the approval of the Century Communities, Inc. 2017 Omnibus Plan in Proposal No. 2 are non-routine matters; and accordingly, brokers do not have authority to vote on such matters absent instructions from beneficial owners. Broker non-votes count for purposes of determining whether a quorum is present.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of Dale Francescon, Robert J. Francescon, James M. Lippman, Keith R. Guericke, and John P. Box to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR the approval of the Century Communities, Inc. Omnibus Incentive Plan; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes Required	Effect of Votes Withheld / Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	Plurality of the votes cast. This means that the five nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	Votes withheld will have no effect.	Broker non-votes will have no effect.

Proposal No. 2: Approval of the Century Communities, Inc. 2017 Omnibus Incentive Plan	Affirmative vote of a majority of votes cast on the proposal.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.

Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	We do not expect any broker non-votes on this proposal.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, as described above.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Can I revoke or change my vote after I submit my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your shares are voted by one of the following methods:

•	by submitting a duly executed proxy bearing a later date;

•	by granting a subsequent proxy through the Internet or telephone;

•	by giving written notice of such revocation to our Secretary; or

•	by voting in person at the Annual Meeting.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Attention: Corporate Secretary

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the Securities and Exchange Commission (which we refer to as the “SEC”) within four business days after the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Size and Structure

Our Bylaws provide that the Board shall consist of one or more members, with the number to be determined from time to time by the Board. The Board has fixed the number of directors at five, and we currently have five directors serving on the Board. Each director holds office for a term of one year or until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.

Current Directors and Board Nominees

The Board currently consists of the following five members:

Dale Francescon	James M. Lippman	John P. Box
Robert J. Francescon	Keith R. Guericke

Based upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board nominated each of our current five directors named above for re-election at the Annual Meeting. The Board and the Nominating and Corporate Governance Committee believe that our current five directors collectively have the experience, qualifications, attributes and skills to effectively oversee the management of Century, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing Century, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of Century and our stockholders, and a dedication to enhancing stockholder value. Three of our five directors are independent within our director independence standards, which satisfy the listing standards for independence of the New York Stock Exchange (which we refer to as the “NYSE”) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

Each director elected at the Annual Meeting will serve a one-year term until Century’s next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Unless otherwise instructed, the proxy-holders will vote the proxies received by them for the five nominees. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information about Director Nominees

Set forth below are the names, ages and positions of our current directors and director nominees as of March 15, 2017 and biographical information for each nominee. Also below is a summary of the specific qualifications, attributes, skills and experiences that led the Board to conclude that each nominee should serve on the Board at this time. There are no family relationships among any of our directors or executive officers of the Company, except for Dale Francescon and Robert J. Francescon, who are brothers.

Name	Age	Position with the Company
Dale Francescon	64	Chairman of the Board and Co-Chief Executive Officer
Robert J. Francescon	59	Co-Chief Executive Officer, President and Director
James M. Lippman(1)(2)(3)	59	Independent Director
Keith R. Guericke(1)(2)(3)	68	Independent Director
John P. Box(1)(2)(3)	70	Independent Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Dale Francescon. Mr. Dale Francescon serves as our Co-Chief Executive Officer and has served as our Chairman of the Board since April 30, 2013. Mr. Dale Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Dale Francescon has successfully managed our company, a top 25 national homebuilder, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Prior to the formation of Century, from 1996 to 2000, Mr. Dale Francescon served as Co-Division President for D.R. Horton, the largest homebuilder in the United States. Prior to his tenure at D.R. Horton, Mr. Dale Francescon owned and operated Trimark Communities from 1993 to 1996 when it was sold to D.R. Horton. Trimark Communities was the largest builder of attached, for sale homes in the state of Colorado. Mr. Dale Francescon is actively involved in various civic and professional organizations. Mr. Dale Francescon is licensed in the state of Colorado as a real estate broker (inactive) and in the state of California as an attorney (inactive) and a certified public accountant (inactive). Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law. Mr. Dale Francescon, as a co-founder of Century, is qualified to serve as a director due to his familiarity with our history and day-to-day operations, his expertise in the homebuilding industry, and his more than 25 years of experience operating real estate companies.

Robert J. Francescon. Mr. Robert J. Francescon serves as our Co-Chief Executive Officer and President, and has served as a member of the Board of Directors since April 30, 2013. Mr. Robert J. Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Robert J. Francescon has successfully managed our company, a top 25 national homebuilder, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Prior to the formation of Century, from 1996 to 2000, Mr. Robert J. Francescon served as Co-Division President for D.R. Horton, the largest homebuilder in the United States. Prior to his tenure at D.R. Horton, Mr. Robert J. Francescon owned and operated Trimark Communities from 1993 to 1996 when it was sold to D.R. Horton. Trimark Communities was the largest builder of attached, for sale homes in the state of Colorado. Mr. Robert J. Francescon also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation. Mr. Robert J. Francescon is actively involved in various civic and professional organizations. Mr. Robert J. Francescon received his B.S. in Business Administration from the University of Southern California. Mr. Robert J. Francescon, as a co-founder of Century, is qualified to serve as a director due to his familiarity with our history and day-to-day operations, his management experience in various business enterprises, and his more than 25 years of experience as a senior executive within the homebuilding industry.

James M. Lippman. Mr. Lippman is a director and has served on the Board of Directors since May 7, 2013. Mr. Lippman founded JRK Property Holdings in 1991 and currently serves as its Chairman and Chief Executive Officer. From an initial purchase of five multifamily properties, JRK has grown to a national leader in the commercial real estate sector. In 2011, JRK was featured as the 25th largest Multifamily Owner and Manager in the U.S. by the National Multi Housing Council and ranked 27th in the nation by Multifamily Executive Magazine. Mr. Lippman is actively involved with Cedar-Sinai Medical Center, where he serves on its board of directors, chairs its audit committee, and is a member of its executive committee, resource development committee, and executive compensation committee. In addition, Mr. Lippman currently serves on the board of trustees of Union College. Mr. Lippman also worked on Wall Street for many years where he traded equities, options and commodities for proprietary investment accounts. Mr. Lippman earned a B.A. in Economics and Political Science from Union College. Mr. Lippman is qualified to serve as a director because of his extensive leadership experience within the real estate industry, his financial management expertise, and his extensive contacts with senior real estate executives throughout the United States.

Keith R. Guericke. Mr. Guericke is a director and has served on the Board of Directors since May 7, 2013. Mr. Guericke has served as a director of the board of Essex Property Trust, Inc. (which we refer to as “Essex”) since June 1994. In 2002, Mr. Guericke was elected to the position of vice chairman of the board of Essex, a position he still holds. He held the position of President and Chief Executive Officer of Essex from 1988 through 2010. Effective January 2011, Mr. Guericke retired from his position as an executive officer. Mr. Guericke joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion.

Mr. Guericke prepared Essex for its initial public offering in 1994, and since then has overseen the significant growth of the Essex multifamily portfolio in supply-constrained markets along the West Coast. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a certified public accounting firm noted for its real estate expertise. Mr. Guericke is a member of NAREIT, the National Multi-Housing Council, and several local apartment industry groups. Mr. Guericke received his B.S. in Accounting from Southern Oregon College in 1971. Mr. Guericke is qualified to serve as a director because of his extensive leadership experience at a publicly traded company, his expansive knowledge of the real estate industry, his strong relationships with many executives at real estate companies throughout the United States and his expertise in accounting and finance.

John P. Box. Mr. Box is a director and has served on the Board of Directors since May 23, 2014. Mr. Box is a commercial real estate practitioner who has served as regional chairman of Newmark Grubb Knight Frank since 2013. Prior to his current role, from 1988 through 2012, Mr. Box was President and Chief Executive Officer of the Frederick Ross Company, the largest locally owned commercial real estate service business in Colorado. Under his watch, the Frederick Ross Company diversified into several independent operating divisions and was active in commercial brokerage, consulting and property management, as well as apartment building and multi-family land sales. Mr. Box was recognized as honorary dean for 2002 by the University of Denver Franklin L. Burns School of Real Estate and Construction Management, and in 2001, he was awarded the 2000 NAIOP President’s Award for contributions to the real estate community. Earlier in his career, Mr. Box was recognized four times by the Denver Board of REALTORS® as the recipient of the top commercial sales award for achieving the highest personal sales volume in the Denver area. Mr. Box also serves on the board of trustees for Regis University, on the board of directors for the National Crime Prevention Council, and is former board chair of ONCOR International, a worldwide affiliation of real estate companies. Mr. Box is qualified to serve as a director because of his extensive leadership within the real estate industry, his relationships with many executives at real estate companies through the United States, and his proven ability to successfully grow and diversify a real estate business.

Board Recommendation

The Board unanimously recommends that our stockholders vote “FOR” the election of Dale Francescon, Robert J. Francescon, James M. Lippman, Keith R. Guericke, and John P. Box to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities of, and independence standards applicable to, our directors and Board committee structures and responsibilities. Among the topics addressed in our Corporate Governance Guidelines are:

•    Role of directors

•    Selection of the Chairman of the Board

•    Selection of new directors

•    Director qualifications

•    Care and avoidance of conflicts

•    Confidentiality

•    Other directorships

•    Director independence

•    Directors who change their present job responsibility

•    Retirement policy

•    Director tenure

•    Board compensation

•    Separate sessions of independent directors

•    Board and Board committee self-evaluations

•    Strategic direction of the Company

•    Board access to management

•    Board materials distributed in advance

•    Board interaction with institutional investors, analysts, press and customers

•    Board orientation and continuing education

•    Director attendance of annual meetings of stockholders

•    Frequency of meetings

•    Selection of agenda items for Board meetings

•    Number and names of Board committees

•    Independence of Board committees

•    Assignment and rotation of committee members

•    Evaluation of executive officers

•    Succession planning

Our Corporate Governance Guidelines are available on the “Investors—Corporate Governance—Governance Documents” section of our website located at www.centurycommunities.com. In addition, a printed copy of our Corporate Governance Guidelines is available free of charge to any stockholder who requests a copy by sending a written request to: Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. From time to time, the Board, upon recommendation of the Nominating and Corporate Governance Committee, reviews and updates the Corporate Governance Guidelines as it deems necessary and appropriate.

Board Size and Composition; Director Nomination Process

The Board currently consists of five directors, each of whom was elected at our 2016 Annual Meeting of Stockholders held on May 11, 2016. The Board has nominated each of these five directors for re-election at the Annual Meeting. If elected, these directors will hold office until the 2017 Annual Meeting of Stockholders and until his successor is duly elected and qualified, subject to his earlier death, resignation, disqualification or removal.

Pursuant to our Bylaws, the total number of directors constituting the Board is determined from time to time by action of the Board. All directors will be elected, appointed and removed by all common stockholders voting as a single class. Each of the members of the Board will be elected at an annual meeting of the stockholders and will hold office until the next annual meeting of the stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and not by stockholders, and the directors so chosen will hold office until the next annual or special meeting of stockholders called for that purpose and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal.

The Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. New directors are approved by the Board after recommendation by the Nominating and Corporate Governance Committee. In identifying candidates for director, the Nominating and Corporate Governance

Committee and the Board take into account the following: (i) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board, or additional qualifications that may be required when selecting new Board members; (ii) the requisite expertise and sufficiently diverse backgrounds of the Board’s overall membership composition; (iii) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board; and (iv) any other factors they consider appropriate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies. Although diversity may be a consideration in the selection of directors, the Company and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating and Corporate Governance Committee will consider director candidates recommended to it by our stockholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and the demonstrated ability to attend and prepare for Board, committee and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all stockholders and not those of a special interest group. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders using the same criteria it uses to evaluate candidates recommended by others as described above. A stockholder that desires to nominate a person for election to the Board at a meeting of stockholders must follow the specified advance notice requirements contained in, and provide the specific information required by, our Bylaws, as described under “Shareholder Proposals and Director Nominations for 2018 Annual Meeting” later in this Proxy Statement.

Director Independence

Under the listing standards and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must satisfy heightened independence criteria set forth in NYSE rules. Under the NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has undertaken a review of its composition, the composition of its Board committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his background, employment and affiliations, including family relationships with us, our senior management and our independent registered public accounting firm, the Board has determined that all but two of our directors, Dale Francescon and Robert J. Francescon, are independent directors under the standards established by the SEC and the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances the Board deemed relevant in determining their independence.

Executive Sessions

Our non-management independent directors have the opportunity to meet in executive sessions without management to consider such matters as they deem appropriate, such as reviewing the performance of management. Executive sessions of our independent directors are typically held in conjunction with regularly scheduled Board meetings.

Our independent directors have appointed an independent director (which we refer to as the “presiding independent director”) to preside over the executive sessions of the independent directors. The main duties of the presiding independent director are to (i) preside at regularly scheduled executive sessions or other meetings of the independent directors, (ii) serve as liaison between the Chairman of the Board and the Co-Chief Executive Officers, on the one hand, and the independent directors, on the other hand, by means of consulting with the Chairman of the Board and the Co-Chief Executive Officers as to agenda items for Board and committee meetings and advising them of the outcome of such meetings, as necessary, and (iii) coordinate with Board committee chairs in the development and recommendations of Board and committee meeting agendas.

Keith R. Guericke served as presiding independent director for 2016 and was recently appointed again by our independent directors as the presiding independent director for 2017.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officers and that the Board is free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time. Dale Francescon serves Chairman of the Board and Co-Chief Executive Officer, and Robert J. Francescon serves as Co-Chief Executive Officer and President. However, the Board endorses the concept of an independent, non-employee director being in a position of leadership and, thus, as mentioned above, Keith R. Guericke serves as our presiding independent director.

The Board has determined that this current leadership structure is appropriate and in the best interests of the Company and its stockholders at this time for several reasons, including: (i) Both Dale Francescon’s and Robert J. Francescon’s extensive knowledge of our Company, our business and our industry, obtained through their almost 15 years of service to our Company and over 25 years of experience in the homebuilding industry, which benefit Board leadership and the Board’s decision-making process through their active roles as Chairman of the Board and Co-Chief Executive Officers; (ii) unification of Board leadership and strategic direction as implemented by our management; and (iii) appropriate balance of risks relating to concentration of authority through the oversight of our independent and engaged presiding independent director and Board.

Committees of the Board of Directors

We currently have three standing committees of the Board: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charters of all three of our standing Board committees are available in the “Investors—Corporate Governance—Governance Documents” section of our website located at www.centurycommunities.com.

Audit Committee

The Audit Committee is comprised of our three independent directors, James M. Lippman, Keith R. Guericke, and John P. Box, each of whom the Board has determined is “financially literate” under the rules of the NYSE and satisfies the heightened independence criteria for audit committee members set forth in Rule 10A-3 under the Exchange Act. Mr. Guericke serves as Chair of the Audit Committee. Mr. Guericke has been designated by the Board as our “audit committee financial expert,” as that term is defined in the rules of the SEC.

The Audit Committee, pursuant to its written charter, among other matters, oversees (i) our financial reporting, auditing and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors and (vi) our overall risk exposure and management.

Duties of the Audit Committee also include:

•	annually review and assess the adequacy of the Audit Committee charter and the performance of the Audit Committee;

•	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

•	review with the independent auditors the plans and results of the audit engagement;

•	evaluate the qualifications, performance and independence of our independent auditors;

•	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	review the adequacy of our internal accounting controls; and

•	meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions.

The Audit Committee charter authorizes the Audit Committee to retain independent legal, accounting and other advisors as it deems necessary to carry out its responsibilities. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee, including compliance with its charter.

Compensation Committee

The Compensation Committee is comprised of our three independent directors, James M. Lippman, Keith R. Guericke, and John P. Box, each of whom the Board has determined satisfies the heightened independence criteria for compensation committee members under the NYSE rules. In addition, each of the Compensation Committee members is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and a an “outside director” under Code Section 162(m). Mr. Lippman serves as Chair of the Compensation Committee.

The Compensation Committee, pursuant to its written charter, among other matters:

•	assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

•	administers, reviews and makes recommendations to the Board regarding our compensation plans, including the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan;

•	annually reviews and approves our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by the Board;

•	provides oversight of management’s decisions regarding the performance, evaluation and compensation of other officers; and

•	reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers’ compensation.

The Compensation Committee charter authorizes the Compensation Committee to retain a compensation consultant, independent legal counsel and other advisors as it deems necessary or appropriate to carry out its responsibilities. During 2016, the Compensation Committee retained Compensation and Benefit Solutions, LLC (which we refer to as “CBS”) as its independent compensation consultant. The Compensation Committee considers analysis and advice from CBS when making compensation decisions and when making decisions on plan design. Specifically, the Compensation Committee relies on CBS for, among other things:

•	reviewing total compensation strategy and pay levels for our executives;

•	performing competitive analyses of non-employee director compensation;

•	examining our executive compensation programs to ensure that they support our business strategy; and

•	providing advice with respect to our equity-based compensation plans.

The Compensation Committee may request information or advice directly from CBS and may direct our management to provide or solicit information from CBS. The principal consultant for CBS regularly interacts with our management. The principal consultant for CBS attended one of the five Compensation Committee meetings held during 2016. In addition to the services typically provided by CBS each year as described above, during 2016, CBS also provided services in connection with the amended and restated employment agreements for our Co-CEOs and our new omnibus incentive plan. During 2016, CBS did not provide any services to the Company unrelated to executive compensation, did not have any business or personal relationships with any members of the Compensation Committee, and maintained policies and procedures designed to avoid conflicts of interest.

The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee, including compliance with its charter.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of our three independent directors, James M. Lippman, Keith R. Guericke, and John P. Box. Mr. Box serves as Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee, pursuant to its written charter, among other matters:

•	identifies individuals qualified to become members of the Board, and ensures that the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	develops, and recommends to the Board for its approval, qualifications for director candidates, and periodically reviews these qualifications with the Board;

•	reviews the committee structure of the Board and recommends directors to serve as members or chairs of each Board committee;

•	reviews and recommends Board committee slates annually and recommends additional Board committee members to fill vacancies as needed;

•	develops and recommends to the Board a set of corporate governance guidelines applicable to us and, at least annually, reviews such guidelines and recommends changes to the Board for approval as necessary; and

•	oversees the annual self-evaluations of the Board, each Board committee and management.

The Nominating and Corporate Governance Committee charter authorizes the Nominating and Corporate Governance Committee to retain a search firm or other consultants to assist in the identification and evaluation of director candidates, including the sole authority to approve the search firm’s or other consultants’ fees and other retention terms. The Nominating and Corporate Governance Committee also has authority to obtain advice and assistance from any outside legal expert or other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Nominating and Corporate Governance Committee reviews and evaluates, at least annually, the performance of the Nominating and Corporate Governance Committee, including compliance with its charter.

Other Board Committees

The Board may establish other Board committees as it deems necessary or appropriate from time to time.

Board and Board Committee Meetings; Director Attendance

The Board held five meetings during 2016. The Audit Committee held nine meetings during 2016. The Compensation Committee held five meetings during 2016. The Nominating and Corporate Governance Committee held two meetings during 2016. During 2016, all incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member.

We expect all of our directors to attend our annual meeting of stockholders and we customarily schedule a regular Board meeting on the same day as our annual meeting. All directors serving at the time of our 2016 Annual Meeting of Stockholders held on May 11, 2016 were in attendance.

Role of Board of Directors in Risk Oversight

Risk is inherent with every business. We face a number of risks, including financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic, regulatory, compliance, legal, competitive, and reputational risks. Our management is responsible for the day-to-day management of risks faced by us, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to us. Our Co-Chief Executive Officers are members of the Board and regularly attend Board meetings and discuss with the Board the strategies and risks facing our Company.

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees (the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee), each of which addresses risks specific to its respective areas of oversight. In particular, the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee provides risk oversight with respect to corporate governance matters.

Compensation Committee Interlocks and Insider Participation

During their service on the Compensation Committee, none of the members had any relationship requiring disclosure under Item 404 of Regulation S-K, and none of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves, or in the past has served, as a member of the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Board or the Compensation Committee.

Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our directors and executive officers with those of our stockholders. The stock ownership guideline for our non-employee directors is that number of shares of Century common stock with a value equal to three times the amount of the annual cash retainer paid to directors in consideration for their service as members of the Board. Stock ownership targets for our executive officers have been set at that number of our shares of Century common stock with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to six times for our Co-Chief Executive Officers and three times for our other executive officers. Each director and executive officer has five years from the date of appointment or hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership targets. Until the applicable stock ownership target is achieved, each director and co-chief executive officer subject to the guidelines is required to retain an amount equal to 100% of the net shares received as a result of the vesting of restricted stock awards or restricted stock unit awards and all other executive officers are required to retain an amount equal to 60% of the net shares received as a result of the vesting of restricted stock awards or restricted stock unit awards. All of our directors and most of our executives currently meet their respective individual stock ownership guideline.

Code of Bus iness Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our officers, directors and any employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to our Code of Business Conduct and Ethics.

Any waiver of our Code of Business Conduct and Ethics for our executive officers, directors or any employees may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law and NYSE rules.

Our Code of Business Conduct and Ethics is available in the “Investors—Corporate Governance—Governance Documents” section of our website located at www.centurycommunities.com. In addition, printed copies of our Code of Business Conduct and Ethics are available upon written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary.

Communications with the Board of Directors; Complaint Procedures

Any stockholder or other interested party may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending written communication to:

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Attention: Corporate Secretary

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

We maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free confidential ethics hotline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Business Conduct and Ethics, which is described above and may be accessed on our website as noted above.

PROPOSAL NO. 2

APPROVAL OF THE CENTURY COMMUNITIES, INC. 2017 OMNIBUS INCENTIVE PLAN

Background

On February 8, 2017, the Board of Directors, upon recommendation of the Compensation Committee, adopted the Century Communities, Inc. 2017 Omnibus Incentive Plan (which we refer to as the “2017 plan”), subject to approval by our stockholders. The purpose of the 2017 plan is to advance the interests of Century and our stockholders by enabling us to attract and retain qualified individuals to perform services, provide incentive compensation for such individuals in a form that is linked to the growth and profitability of our company and increases in stockholder value, and provide opportunities for equity participation that align the interests of recipients with those of our stockholders.

If our stockholders approve the 2017 plan, it will replace the Century Communities, Inc. 2013 First Amended and Restated Long-Term Incentive Plan (which we refer to as the “2013 plan”), with the remaining shares available for grant under the 2013 plan rolling over into the 2017 plan, and no new awards will be granted under the 2013 plan. The terms of the 2013 plan, as applicable, will continue to govern awards outstanding under the 2013 plan, until exercised, expired, paid or otherwise terminated or canceled. Other than the 2013 plan, we have no other equity compensation plans under which equity awards can be granted.

The 2017 plan will permit the Compensation Committee, or a subcommittee thereof, to grant to eligible employees, non-employee directors and consultants of Century non-statutory and incentive stock options, stock appreciation rights (also known as SARs), restricted stock awards, restricted stock units (also known as RSUs), deferred stock units, performance awards, annual performance cash awards, non-employee director awards, other cash-based awards and other stock-based awards. Subject to adjustment, the maximum number of shares of our common stock to be authorized for issuance under the 2017 plan is 850,000 shares, plus (i) shares of our common stock available for issuance under the 2013 plan as of the date of stockholder approval of the 2017 plan, but not subject to outstanding awards and (ii) shares subject to awards outstanding under the 2013 plan as of the date of stockholder approval of the 2017 plan that are subsequently forfeited or cancelled or expire or otherwise terminate without the issuance of such shares (which may otherwise be returned and available for grant under the term of the 2013 plan and 2017 plan).

The Board is asking our stockholders to approve the 2017 plan in order to qualify certain awards under the 2017 plan as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) and to qualify stock options for treatment as incentive stock options for purposes of Section 422 of the Code. In addition, the NYSE rules require stockholder approval of the 2017 plan. If our stockholders do not approve the 2017 plan, the 2013 plan will remain in effect until it terminates in accordance with its terms.

Reasons Why You Should Vote in Favor of Approval of the 2017 Plan

The Board recommends a vote FOR approval of the 2017 plan because the Board believes the proposed 2017 plan is in the best interests of Century and our stockholders for the following reasons:

Attracts and retains talent. Talented, motivated and effective employees, non-employee directors and consultants are essential to executing our business strategies. Stock-based and annual cash incentive compensation has been an important component of total compensation for our executive officers and key employees for many years because such compensation enables us to effectively recruit and retain qualified individuals while encouraging them to think and act like owners of Century. If our stockholders approve the 2017 plan, we believe we will maintain our ability to offer competitive compensation packages to both attract new talent and retain our best performers.

Consistent with our pay-for-performance compensation philosophy to increase stockholder value. We believe that stock-based compensation, by its very nature, is performance-based compensation. Over time, the most significant component of total compensation for our executives is incentive compensation in the form of both stock-based and cash-based incentives that are tied to the achievement of business results. We use incentive compensation both to reinforce desired business results for our key employees and to motivate them to achieve those results.

Aligns director, employee and stockholder interests. We currently provide long-term incentives primarily in the form of restricted stock unit awards to our non-employee directors, executives and certain key employees and annual cash incentives to our executives and certain key employees. We believe our stock-based compensation programs, along with our stock ownership guidelines for our non-employee directors and executives, and our annual cash incentive programs for employees, help align the interests of our non-employee directors and employees with those of our stockholders. We believe our long-term stock-based incentives help promote long-term retention of our employees and encourage significant ownership of our common stock. We believe our annual cash incentives reinforce achievement of our business performance goals by linking a significant portion of participants’ compensation to the achievement of these performance goals. If the 2017 plan is approved, we will be able to maintain these important means of aligning the interests of our non-employee directors and employees with those of our stockholders.

Protects stockholder interests and embraces sound equity-based compensation practices. As described in more detail below under the heading “—Summary of Sound Governance Features of the 2017 Plan,” the 2017 plan includes a number of features that are consistent with protecting the interests of our stockholders and sound corporate governance practices.

Permits grants of tax-efficient awards. Stockholder approval of the 2017 plan would give us flexibility to grant tax-efficient awards under the 2017 plan. Code Section 162(m) generally provides that compensation provided to a publicly held corporation’s chief executive officer or any of its three most highly paid named executive officers (other than its chief financial officer) is not deductible by the corporation for U.S. income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Code Section 162(m), including the requirement that the material terms, including those of the related performance goals, be disclosed to and approved by stockholders not less frequently than every five years. The material terms of the 2017 plan are described below. Our stockholders are being asked to approve, among other material terms, a set of business criteria on which performance goals may be based for performance awards under the 2017 plan. Although stockholder approval is one of the requirements for exemption under Code Section 162(m), even with stockholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Code Section 162(m). Furthermore, the Board and Compensation Committee will continue to have authority to (and, in its sole discretion, may) provide compensation that is not exempt from the limits on deductibility under Code Section 162(m).

Summary of Sound Governance Features of the 2017 Plan

The Board and Compensation Committee believe that the 2017 plan contains several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, including the following:

No automatic share replenishment or “evergreen” provision. The number of shares of our common stock available for issuance under the 2017 plan is fixed and will not adjust based upon the number of outstanding shares of our common stock. If our stockholders approve the 2017 plan, we currently expect the number of shares authorized for issuance under the 2017 plan will last approximately three years, at which time we expect to ask our stockholders to approve an additional share authorization.

Will not be excessively dilutive to our stockholders. As described in more detail below under “—Background for Shares Authorized for Issuance Under the 2017 Plan,” we believe that the number of shares authorized for issuance under the 2017 plan is appropriate and not excessively dilutive to our stockholders.

Minimum vesting and performance period requirements. The 2017 plan provides that any time-based awards granted to employees under the 2017 plan will vest no earlier than one year after the grant date and any awards that vest upon the attainment of performance goals will have a minimum performance period of one year. There is an exception for shares of common stock that do not exceed 5% of the total number of shares authorized for awards under the 2017 plan.

Holding period for shares received upon vesting or settlement of awards. Any net shares of common stock received by an executive officer participant in connection with the vesting or settlement of an award under the 2017 plan must be held by such participant for at least 12 months after such vesting or settlement, or if earlier, termination of employment or satisfaction of Century’s stock ownership guidelines, if applicable and as in effect from time to time.

No re-pricing of “underwater” stock options or SARs without stockholder approval. The 2017 plan prohibits the re-pricing of outstanding stock options or SARs without stockholder approval, except in connection with certain corporate transactions, such as a recapitalization or stock split, as may be necessary in order to prevent dilution or enlargement of the rights of participants. The 2017 plan defines “re-pricing” broadly to include amendments or modifications to the terms of outstanding stock options or SARs to lower the exercise or grant price, canceling “underwater” stock options or SARs in exchange for cash, replacement awards having a lower exercise price or other awards, or repurchasing “underwater” stock options or SARs and granting new awards.

No liberal share counting or “recycling” of shares from exercised stock options, SARs or other stock-based awards. Shares withheld to satisfy tax withholding obligations on awards or to pay the exercise or grant price of stock options, SARs or other stock-based awards and any shares not issued or delivered as a result of a “net exercise” of a stock option will not become available for issuance as future award grants under the 2017 plan. In addition, shares purchased by us on the open market using proceeds from the exercise of stock options or other awards will not become available for issuance as future award grants under the 2017 plan. The full number of shares subject to a SAR or other stock-based award that is settled by the issuance of shares will be counted against the shares authorized for issuance under the 2017 plan, regardless of the number of shares actually issued upon settlement of the SAR or other stock-based award.

No reload stock options or SARs. The 2017 plan does not authorize reload stock options or SARs. Reload stock options and SARs are awards that automatically provide for an additional grant of awards of the same type upon the exercise of the award.

No discounted stock options or SARs. The 2017 plan prohibits granting stock options with exercise prices and SARs with grant prices lower than the fair market value of a share of our common stock on the grant date.

Stock options, SARs and unvested performance awards are not entitled to dividend equivalent rights and no dividends will be paid on unvested awards. Stock option, SAR and unvested performance award holders have no rights as stockholders with respect to the shares underlying their awards until such awards are exercised or vested and shares are issued. As a result, stock options, SARs and unvested performance awards under the 2017 plan have no dividend equivalent rights associated with them. In addition, no dividends will be paid on any unvested awards.

“Double-trigger” acceleration of vesting upon a change in control. If the surviving or acquiring company assumes our outstanding awards or provides for their equivalent substitutes, the 2017 plan provides for accelerated vesting of awards following a change in control only upon the termination of the employee’s service without “cause” or, if the participant is an executive officer of Century, if the participant resigns for “good reason,” as the 2017 plan defines those terms, provided these events occur within two years of a change in control. By using a so-called “double-trigger” change in control mechanism, and thereby tying accelerated vesting to a change in control and a subsequent event, rather than the mere consummation of a change in control transaction, Century believes that it is better able to balance the need for certainty of employees with the interests of our stockholders.

No liberal change in control definition. The change in control definition in the 2017 plan is not a “liberal” definition and, for example, would not be triggered merely upon stockholder approval of a transaction. A change in control must actually occur in order for the change in control provisions in the 2017 plan to be triggered.

No tax gross-ups. The 2017 plan does not provide for any tax gross-ups.

“Clawback” provisions. The 2017 plan contains certain “clawback” provisions that require a participant to reimburse Century for any awards received after an accounting restatement and allow the Compensation Committee under certain circumstances to terminate outstanding awards and require a participant to return to Century any shares received, any profits or any other economic value realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards.

Limits on non-employee director awards. The 2017 plan contains meaningful annual limits on the number of shares of common stock subject to awards granted to non-employee directors.

Members of the committee administering the plan are non-employee and independent directors. The 2017 plan will be administered by the Compensation Committee, or by a subcommittee thereof, or any other committee designated by the Board in accordance with the 2017 plan. All members of committee administering the 2017 plan will be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” under the NYSE rules, the rules and regulations of the SEC and other applicable laws. In the case of any award that is intended to qualify for performance-based compensation exception to Section 162(m) of the Code, the committee will be comprised of at least two persons, each of whom will be “outside directors” within the meaning of Section 162(m) of the Code.

Background for Shares Authorized for Issuance under the 2017 Plan

If the 2017 plan is approved, the maximum number of shares of common stock available for issuance under the 2017 plan will be equal to the sum of 850,000 shares, plus (i) shares of our common stock available for issuance under the 2013 plan as of the date of stockholder approval of the 2017 plan, but not subject to outstanding awards and (ii) shares subject to awards outstanding under the 2013 plan as of the date of stockholder approval of the 2017 plan that are subsequently forfeited or cancelled or expire or otherwise terminate without the issuance of such shares. As of March 15, 2017, 579,080 shares of our common stock were available for issuance under the 2013 plan, but not subject to outstanding awards, and 722,704 shares of our common stock were subject to outstanding awards under the 2013 plan.

In setting the number of shares of common stock available for issuance under the 2017 plan, the Board and Compensation Committee considered a number of factors, which are discussed further below, including:

•	Shares available and total outstanding equity-based awards under the 2013 plan and how long the shares available are expected to last;

•	Historical equity award granting practices, including our three-year average share usage rate (commonly referred to as “burn rate”); and

•	Potential dilution and overhang.

Shares Available and Outstanding Equity Awards under the 2013 Plan. While the use of long-term incentives, in the form of equity awards, is an important part of our compensation program, we are mindful of our responsibility to our stockholders to exercise judgment in the granting of equity awards. In setting the number of shares available for issuance under the 2017 plan, the Board and Compensation Committee also considered shares available and total outstanding equity awards under the 2013 plan and how long the shares available under the 2013 plan are expected to last. To facilitate the approval of the 2017 plan, set forth below is certain information about our shares of common stock that may be issued under our equity compensation plans as of March 15, 2017.

As of March 15, 2017, we had 22,121,658 shares of common stock issued and outstanding. The market value of one share of common stock on March 15, 2017, as determined by reference to the closing price as reported on the NYSE, was $24.65.

As described in more detail in the table below, under the 2013 plan (and without giving effect to approval of the 2017 plan) as of March 15, 2017:

•	579,080 shares remained available for issuance under the 2013 plan; and

•	No stock options and 722,704 shares underlying full value awards (such as restricted stock and restricted stock units) were outstanding.

Historical Equity Award Granting Practices. In setting the number of shares authorized for issuance under the 2017 plan, the Board and Compensation Committee also considered the historical number of equity awards granted under the 2013 plan in the past three full fiscal years. The following table sets forth information regarding awards granted and earned, and the annual burn rate for each of the last three fiscal years.

	2016	2015	2014
Stock options granted	0	0	0
Restricted stock awarded	0	500,574	250,280
Restricted stock units awarded	514,200	0	0
Weighted average basic common shares outstanding during fiscal year	20,679,189	20,569,012	19,226,504
Burn rate	2.5%	2.4%	1.3%

The Board and Compensation Committee also considered our three-year average burn rate (2014 to 2016) of approximately 2.1%, which is lower than the industry thresholds established by certain major proxy advisory firms.

Based on historical granting practices and the recent trading price of our common stock, we expect the 2017 plan to cover awards for approximately three years.

Potential Dilution and Overhang. In setting the number of shares authorized for issuance under the 2017 plan, the Board and Compensation Committee also considered the potential dilution and overhang that would result by approval of the 2017 plan, including the policies of certain institutional investors and major proxy advisory firms.

Potential dilution is calculated as shown below:

Potential dilution	=	Total outstanding award shares divided by total number of outstanding shares + total outstanding award shares

Total outstanding award shares include shares to be issued on exercise or settlement of outstanding equity awards.

Potential overhang is calculated as shown below:

Potential overhang	=	Total potential award shares divided by total number of outstanding shares + total outstanding award shares

Total potential award shares include shares underlying equity awards that may be made under 2017 plan plus total outstanding award shares.

As of March 15, 2017, potential dilution was 2.6% and potential overhang was 4.7%. If the 2017 plan is approved, potential dilution will be 5.9% and potential overhang will be 7.7%.

Summary of the 2017 Plan Features

The major features of the 2017 plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2017 plan, a copy of which may be obtained upon request to our Corporate Secretary at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, by telephone at (303) 770-8300, or by e-mail at InvestorRelations@CenturyCommunities.com. A copy of the 2017 plan also has been filed electronically with the SEC as an appendix to this proxy statement and is available through the SEC’s website at www.sec.gov.

Purpose. The purpose of the 2017 plan is to advance the interests of Century and our stockholders by enabling Century and our subsidiaries to attract and retain qualified individuals to perform services, provide incentive compensation for such individuals in a form that is linked to the growth and profitability of Century and increases in stockholder value, and provide opportunities for equity participation that align the interests of recipients with those of our stockholders.

Plan Administration. The Compensation Committee, or a subcommittee thereof, will administer the 2017 plan. All members of such committee will be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “independent” under the NYSE rules, the rules and regulations of the SEC and other applicable laws, and “outside directors” within the meaning of Section 162(m) of the Code. Under the terms of the 2017 plan, subject to certain limitations, the Compensation Committee will have broad authority to take certain actions under the plan.

Delegation. To the extent permitted by applicable law, the Compensation Committee may delegate to one or more of its members or to one or more officers of Century such administrative duties or powers, as it may deem advisable. The Compensation Committee may authorize one or more directors or officers of Century to designate employees, other than officers, non-employee directors, or 10% stockholders of Century, to receive awards under the plan and determine the size of any such awards, subject to certain limitations.

No Re-pricing. The Compensation Committee may not, except as described below under “Adjustments,” without prior approval of our stockholders, seek to effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the 2017 plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of the common stock is less than the exercise price of the option or the grant price of the SAR.

Shares Authorized. Subject to adjustment (as described below), the maximum number of shares of our common stock authorized for issuance under the 2017 plan is 850,000 shares, plus (i) shares of our common stock available for issuance under the 2013 plan as of the date of stockholder approval of the 2017 plan, but not subject to outstanding awards, and (ii) shares subject to awards outstanding under the 2013 plan as of the date of stockholder approval of the 2017 plan that are subsequently forfeited or cancelled or expire or otherwise terminate without the issuance of such shares. No more than 750,000 shares may be granted as incentive stock options and no more than 50,000 shares may be granted to any non-employee director in any one plan year (other than shares received in lieu of any annual cash retainer or meeting fees).

Shares that are issued under the 2017 plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the 2017 plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the 2017 plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Furthermore, any shares withheld to satisfy tax withholding obligations on awards issued under the 2017 plan, any shares withheld to pay the exercise price or grant price of awards under the 2017 plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will be counted against the shares authorized for issuance under the 2017 plan and will not be available again for grant under the 2017 plan. Any shares subject to awards settled in cash will again be available for issuance under the 2017 plan. Any shares repurchased by Century on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. Any shares related to awards granted under the 2017 plan, and shares related to awards granted under the 2013 plan, that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares, will be available again for grant under the 2017 plan and correspondingly increase the total number of shares available for issuance under the 2017 plan. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by Century or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the 2017 plan. The shares available for issuance under the 2017 plan may be authorized and unissued shares or treasury shares.

Annual Award Limits. The annual limits listed below apply to grants that are intended to qualify as of awards of performance-based compensation under Section 162(m) of the Code. These limits are per participant per fiscal year.

•	500,000 shares subject to stock options and SARs;

•	500,000 shares subject to restricted stock awards, restricted stock units and deferred stock units;

•	$15,000,000 in performance awards denominated in cash or 750,000 shares of common stock for performance awards denominated in shares;

•	$15,000,000 in annual performance cash awards;

•	$15,000,000 in other cash-based awards; and

•	500,000 shares granted under other stock-based awards.

Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of common stock of Century, the Compensation Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the 2017 plan. In order to prevent dilution or enlargement of the rights of participants, the Compensation Committee may also adjust the number, kind, and exercise price of securities or other property subject to outstanding awards.

Minimum Vesting Requirements. The 2017 plan provides that no awards will vest earlier than one year from the grant date and any awards that vest upon the attainment of performance goals will have a minimum performance period of one year. There is an exception with respect to shares of common stock that do not exceed 5% of the total number of shares of common stock authorized for awards under the 2017 plan.

Holding Period. Any net shares of common stock received by an executive officer participant in connection with the vesting or settlement of an award under the 2017 plan must be held by such participant for at least 12 months after such vesting or settlement, or if earlier, termination of employment or satisfaction of Century’s stock ownership guidelines, if applicable and as in effect from time to time.

Eligible Participants. Awards may be granted to employees, non-employee directors and consultants of Century or any of its subsidiaries. A “consultant” is one who renders services that are not in connection with the offer and sale of our securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our securities. As of March 15, 2017, 568 employees and three non-employee directors would have been eligible to participate in the 2017 plan had it been approved by our stockholders at such time.

Types of Awards. The 2017 plan will permit us to grant non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, performance awards, annual performance cash awards, non-employee director awards, other cash-based awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options. Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The 2017 plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of Century or its subsidiary. Each stock option granted under the 2017 plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the 2017 plan must be at least 100% of the fair market value of a share of our common stock as of the date the award is granted to a participant. Fair market value is the closing price of our common stock, as reported on the NYSE. The closing price of our common stock, as reported on the NYSE, on March 15, 2017, was $24.65 per share. The Compensation Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Stock Appreciation Rights. A stock appreciation right, or SAR, is a right granted to receive payment of cash, stock or a combination of both, equal to the difference between the fair market value of shares of our common stock and the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the Compensation Committee may determine. The grant price of a SAR must be at least 100% of the fair market value of our common stock on the date of grant. The Compensation Committee will fix the term of each SAR, but SARs granted under the 2017 plan will not be exercisable more than 10 years after the date the SAR is granted.

Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units. Restricted stock awards, restricted stock units, or RSUs, and/or deferred stock units may be granted under the 2017 plan. A restricted stock award is an award of common stock that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs or deferred stock units are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. Deferred stock units permit the holder to receive shares of common stock or the equivalent value in cash or other property at a future time as determined by the Compensation Committee. The Compensation Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or deferred stock units granted, the time of payment for deferred stock units and other such conditions or restrictions.

Performance Awards. Performance awards, in the form of cash, shares of common stock, other awards or a combination of both, may be granted under the 2017 plan in such amounts and upon such terms as the Compensation Committee may determine. The Compensation Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant. At any time during a performance period of more than one fiscal year, the Compensation Committee may, in its discretion, cancel a portion of, or scale back, unvested performance awards under certain circumstances set forth in the 2017 plan, including that the performance goals for the performance period cannot be achieved at the maximum levels established at the time of grant.

Annual Performance Cash Awards. Annual performance cash awards may be granted under the 2017 plan in such amounts and upon such terms as the Compensation Committee may determine, based on the achievement of specified performance goals for annual periods or other time periods as determined by the Compensation Committee. The Compensation Committee will determine the target amount that may be paid with respect to an annual performance award, which will be based on a percentage of a participant’s actual annual base compensation at the time of grant. The Compensation Committee may establish a maximum potential payout amount with respect to an annual performance award in the event performance goals are exceeded by an amount established by the Compensation Committee at the time performance goals are established. The Compensation Committee may establish measurements for prorating the amount of payouts for achievement of performance goals at less than or greater than the target payout but less than the maximum payout.

Non-Employee Director Awards. The Compensation Committee at any time and from time to time may approve resolutions providing for the automatic grant to non-employee directors of non-statutory stock options, SARs or full value awards. The Compensation Committee may also at any time and from time to time grant on a discretionary basis to non-employee directors non-statutory stock options, SARs or full value awards. In either case, any such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Compensation Committee may establish in its sole discretion consistent with the provisions of the 2017 plan. The Compensation Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, deferred stock units or other stock-based awards in lieu of cash. Any awards granted to non-employee directors under the 2017 plan must be made by a committee consisting solely of directors who are “independent directors” under the NYSE rules and will not be subject to management’s discretion.

Other Cash-Based Awards and Other Stock-Based Awards. Consistent with the terms of the plan, other cash-based awards that are not annual performance cash awards and other stock-based awards may be granted to participants in such amounts and upon such terms as the Compensation Committee may determine.

Performance Measures. If the Compensation Committee intends to qualify an award under the 2017 plan as “performance-based compensation” under Section 162(m) of the Code, the performance goals selected by the Compensation Committee must be based on the achievement of specified levels of one, or any combination, of the following performance measure elements:

•	Sales and revenue measures, including gross revenue, sales allowances, net revenue, invoiced revenue, collected revenue, revenues from new products, bad debts, home closings, orders, backlog and annual or multi-year “net-back” sales;

•	Expense measures, including direct material costs, direct labor costs, indirect labor costs, direct manufacturing costs, indirect manufacturing costs, cost of goods sold, sales, general and administrative expenses, operating expenses, non-cash expenses, tax expense, non-operating expenses and total expenses;

•	Profitability and productivity measures, including gross margin, net operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), net operating income after taxes (NOPAT), net income, net income before taxes, net cash flow, net cash flow from operations and maintenance or improvement of profit margins;

•	Asset utilization and effectiveness measures, including cash, excess cash, accounts receivable, inventory (WIP or finished goods), inventory days on hand, days sales outstanding, current assets, working capital, total capital, fixed assets, total assets, change in net assets, standard hours, plant utilization, purchase price variance and manufacturing overhead variance;

•	Debt and equity measures, including accounts payable, current accrued liabilities, total current liabilities, total debt, debt principal payments, net current borrowings, total long-term debt, credit rating, retained earnings, total preferred equity, total common equity, total equity, cash-to-debt, interest coverage and liquidity;

•	Stockholder and return measures, including earnings per share (diluted and fully diluted), stock price, dividends, shares repurchased, total return to stockholders, price/earnings ratio, market capitalization, book value, debt coverage ratios, return on assets, return on equity, return on invested capital and economic profit (for example, economic value added);

•	Customer and market measures, including customer satisfaction, customer retention, customer service/care, brand awareness and perception, market share, warranty rates, product quality, inventory, strategic business objectives, introduction of new products, procurement of land/well located lots, mortgage capture rates, acquisition/entrance into new markets, land and other asset acquisitions, strategic asset sales or acquisitions and improvements in capital structure; and

•	Organizational and employee measures, including headcount, employee performance, employee productivity, standard hours, employee engagement/satisfaction, employee turnover, employee diversity, safety, satisfactory completion or major project or organizational initiative and supervision of litigation.

Any of the above performance measure elements can be used in an algebraic formula (e.g., averaged over a period), combined into a ratio, compared to a budget or standard, compared to previous periods or other formulaic combinations based on the performance measure elements to create a performance measure. Any of the performance measures specified in the 2017 plan may be used to measure the performance of Century or any subsidiary, as a whole, or any division or business unit, product or product group, region or territory, or any combination thereof, as the Compensation Committee deems appropriate. Performance measures may be compared to the performance of a peer group or a published or special index that the Compensation Committee deems appropriate or, with respect to share price, various stock market indices. The Compensation Committee also may provide for accelerated vesting of any award based on the achievement of performance goals.

Any award that is intended to qualify as performance-based compensation under Section 162(m) of the Code will be granted, and performance goals for such an award will be established, by the Compensation Committee in writing not later than 90 days after the commencement of the performance period to which the performance goals relate, or such other period required under Section 162(m) of the Code; provided that the outcome is substantially uncertain at the time the Compensation Committee establishes the performance goal; and provided further that in no event will a performance goal be considered to be pre-established if it is established after 25% of the performance period (as scheduled in good faith at the time the performance goal is established) has elapsed. Before any payment is made in connection with any award intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee must certify in writing that the performance goals established with respect to such award have been achieved.

The Compensation Committee may provide in any such award that includes performance goals that any evaluation of performance may include or exclude any of the following events that occur during a performance period: items related to a change in accounting principles; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by Century during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of Century’s core, on-going business activities; items related to acquired in-process research and development; items relating to changes in tax laws; items relating to major licensing or partnership arrangements; items relating to asset impairment charges; items relating to gains or losses for litigation, arbitration and contractual settlements; foreign exchange gains and losses; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

The Compensation Committee may amend or modify the vesting criteria (including any performance goals, performance measures or performance periods) of any outstanding awards based in whole or in part on the financial performance of Century (or any subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events affecting Century or the financial statements of Century or of changes in applicable laws, regulations or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the 2017 plan.

The Compensation Committee may adjust the amount payable pursuant to an award under the 2017 plan that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code downwards but not upwards. In the event that applicable tax or securities laws change to permit Compensation Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Compensation Committee will have sole discretion to make such changes without obtaining stockholder approval.

Dividend Equivalents. With the exception of stock options, SARs and unvested performance awards, awards under the 2017 plan may, in the Compensation Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of our common stock covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends may be paid on unvested awards. Such dividend equivalents will be converted to cash or additional shares of our common stock by such formula and at such time and subject to such limitations as determined by the Compensation Committee.

Termination of Employment or Other Service. The 2017 plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement. If a participant’s employment or other service with Century is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with Century is terminated by reason of death, disability or retirement, then:

•	All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expires;

•	All outstanding stock options and SARs that are not exercisable will be terminated and forfeited;

•	All outstanding but unvested restricted stock awards, RSUs, performance awards, other cash-based awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Century or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Compensation Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period; and

•	If the effective date of such termination is before the end of the time period to which an annual performance cash award relates, then any such annual performance cash award held by a participant will terminate and be forfeited, but if the effective date of such termination is on or after the end of the time period to which an annual performance cash award relates, then any such annual performance cash award held by a participant will be paid to the participant in accordance with the payment terms of such award.

In the event a participant’s employment or other service with Century is terminated by reason other than for cause, death, disability or retirement, then:

•	All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expires; and

•	All outstanding unvested restricted stock awards, performance awards, annual performance cash awards, other cash-based awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Century or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Compensation Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination. Upon a participant’s termination of employment or other service with Century or any subsidiary, the Compensation Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, performance awards, annual performance cash awards, non-employee director awards, other cash-

based awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Compensation Committee; provided, however, that (a) no stock option or SAR may remain exercisable beyond its expiration date; (b) the Compensation Committee may not adjust the amount payable pursuant to an award under the 2017 plan that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code upwards but may adjust the amount payable under such an awards downwards (unless the applicable tax or securities laws change to permit Compensation Committee discretion to alter the governing performance measures without obtaining stockholder approval, in which case the Compensation Committee will have sole discretion to make such changes without obtaining stockholder approval); and (c) any such action by the Compensation Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Compensation Committee is authorized by the 2017 plan to take such action.

Forfeiture and Recoupment. If a participant is determined by the Compensation Committee to have taken any action while providing services to Century or after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the 2017 plan, all rights of the participant under the 2017 plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Compensation Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to Century, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. Century may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Compensation Committee to determine whether “cause” or “adverse action” exists. Century is entitled to withhold and deduct future wages to collect any amount due.

In addition, if Century is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse Century for the amount of any award received by such individual under the 2017 plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. Century also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which Century’s common stock is then listed or traded or any policy adopted by Century.

Effect of Change in Control; Double-Trigger Acceleration of Vesting. Generally, a change in control will mean:

•	The acquisition, other than from Century, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of common stock;

•	The consummation of a reorganization, merger or consolidation of Century with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock of the corporation resulting from the transaction; or

•	A complete liquidation or dissolution of Century or the sale or other disposition of all or substantially all of the assets of Century.

Without limiting the authority of the Compensation Committee to adjust awards as discussed under “—Plan Administration” and “—Adjustments,” if a change in control of Century occurs, then, unless otherwise provided in the award or other agreement, if an award is continued, assumed or substituted by the successor entity, the award will not vest or lapse solely as a result of the change of control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed or substituted and will continue to vest or lapse pursuant to such terms.

If the award is continued, assumed or substituted by the successor entity and within two years following the change in control the participant is either terminated by the successor entity without “cause” or, if the participant is an executive officer of Century, resigns for “good reason,” each as defined in the 2017 plan, then:

•	All outstanding stock options and SARs held by such participant will vest and become immediately exercisable and will remain exercisable until the earlier of the expiration of its full specified term or the first anniversary of the date of termination or resignation;

•	All restrictions imposed on restricted stock, RSUs or deferred units that are not performance-based held by such participant will lapse;

•	All vested and earned awards that are performance-based held by such participant for which the performance period has been completed as of the date of such termination or resignation but have not yet been paid will be paid in cash or shares and at such time as provided in the award agreement; and

•	All performance-based awards for which the performance period has not been completed as of the date of such termination or resignation held by such participant will immediately vest and be earned in full and paid out with respect to each performance goal based on actual performance achieved through the date of termination or resignation with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the date of termination or resignation.

If a change in control of Century occurs, any outstanding awards that are not continued, assumed or substituted with equivalent awards by the successor entity will be subject to the following rules:

•	All outstanding stock options and SARs will vest and become immediately exercisable and the Compensation Committee will either (i) give a participant a reasonable opportunity to exercise the stock option or SAR before the resulting change in control or (ii) pay the participant the difference between the exercise price for the stock option or grant price for the SAR and the consideration provided to other similarly situated stockholders in the change in control, provided that if the exercise or grant price exceeds the consideration in the change in control, the stock option or SAR will be canceled and terminated without payment;

•	All restrictions imposed on restricted stock, RSUs or deferred units that are not performance-based will lapse;

•	All vested and earned awards that are performance-based for which the performance period has been completed as of the date of the change in control but have not yet been paid will be paid in cash or shares and at such time as provided in the award agreement; and

•	All performance-based awards for which the performance period has not been completed as of the date of the change in control will immediately vest and be earned in full and paid out with respect to each performance goal based on actual performance achieved through the date of the change in control with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the date of the change in control, but if payment is made in shares, the Compensation Committee may in its discretion provide the holder the consideration provided to other similarly situation stockholders in the change in control.

The 2017 plan also provides the Compensation Committee authority and flexibility to convert performance-based awards into time-based awards in connection with a change in control.

Term, Termination and Amendment. Unless sooner terminated by the Board, the 2017 plan will terminate at midnight on May 9, 2027. No award will be granted after termination of the 2017 plan, but awards outstanding upon termination of the 2017 plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the 2017 plan.

Subject to certain exceptions, the Board has the authority to terminate and the Compensation Committee has the authority to amend the 2017 plan or any outstanding award agreement at any time and from time to time. No amendments to the 2017 plan will be effective without approval of Century’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which the common stock is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the 2017 plan; or (b) such amendment would: (i) modify the restrictions on re-pricing; (ii) materially increase benefits accruing to participants; (iii) increase the aggregate number of shares of common stock issued or issuable under the 2017 plan; (iv) increase any limitation set forth in the 2017 plan on the number of shares of common stock which may be issued or the aggregate value of awards which may be made, in respect of any type of award to any single participant during any specified period; (v) modify the eligibility requirements for participants in the 2017 plan; or (vi) reduce the minimum exercise price or any option or grant price of any SAR. No termination or amendment of the 2017 plan or an award agreement shall adversely affect in any material way any award previously granted under the 2017 plan without the written consent of the participant holding such award.

Federal Income Tax Information

The following is a general summary, as of the date of this proxy statement, of the federal income tax consequences to participants and Century of transactions under the 2017 plan. This summary is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to participants in the 2017 plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2017 plan.

Incentive Stock Options. With respect to incentive stock options, generally, the stock option holder is not taxed, and we are not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the stock option holder meets the employment requirements and does not dispose of the shares of our common stock acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of our common stock are disposed of before those periods expire, which is called a disqualifying disposition, the stock option holder will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of our common stock on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, we will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the stock option holder, assuming that a deduction is allowed under Section 162(m) of the Code.

Non-Statutory Stock Options. The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the stock option holder. Upon exercise of the stock option, the stock option holder will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of our common stock acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and we will be entitled to a deduction in an equal amount in the same tax year, assuming that a deduction is allowed under Section 162(m) of the Code. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs. The grant of an SAR will not cause the participant to recognize ordinary income or entitle us to a deduction for federal income tax purposes. Upon the exercise of an SAR, the participant will recognize ordinary income in the amount of the cash or the value of shares payable to the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Restricted Stock, RSUs, Deferred Stock Units and Other Stock-Based Awards. The federal income tax consequences with respect to restricted stock, RSUs, deferred stock units, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if an award of stock granted to the participant is subject to a “substantial risk of forfeiture” (e.g., the award is conditioned upon the future performance of substantial services by the participant) and is nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the stock on such date over the participant’s cost for such stock (if any), and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to an award of stock that is subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and our deduction will be measured and timed as of the grant date of the award. If the stock award granted to the participant is not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the award to the extent of the excess of the fair market value of the stock at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock unit award or other stock-based award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives the stock free of any substantial risk of forfeiture (or receives cash in lieu of such stock) and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code.

Annual Performance Cash Awards and Other Cash-Based Awards. Annual performance cash awards and other cash-based awards will be taxable as ordinary income to the participant in the amount of the cash received by the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations. We are entitled to withhold and deduct from future wages of the participant, to make other arrangements for the collection of, or to require the recipient to pay to us, an amount necessary for us to satisfy the recipient’s federal, state or local tax withholding obligations with respect to awards granted under the 2017 plan. Withholding for taxes may be calculated based on the maximum applicable tax rate for the participant’s jurisdiction or such other rate that will not trigger a negative accounting impact on Century. The Compensation Committee may permit a participant to satisfy a tax obligation by withholding shares of common stock underlying an award, tendering previously acquired shares, delivery of a broker exercise notice or a combination of these methods.

Code Section 409A. A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus an interest penalty tax, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m). Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual, who on the last day of the taxable year was the Chief Executive Officer or otherwise covered by this provision because his or her compensation was reported in the Summary Compensation Table, may not be deductible to the extent that it exceeds $1 million unless the compensation qualifies as “performance-based” under Section 162(m) of the Code. The 2017 plan has been designed to permit the Compensation Committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Section 162(m) of the Code.

Excise Tax on Parachute Payments. Unless otherwise provided in a separate agreement between a participant and Century, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from Century, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, we will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

New Plan Benefits

It is not presently possible to determine the benefits or amounts that will be received by or allocated to participants under the 2017 plan or would have been received by or allocated to participants for the last completed fiscal year if the 2017 plan had then been in effect because awards under the 2017 plan will be made at the discretion of the Compensation Committee. Further, since any automatic awards to our non-employee directors will depend on the non-employee directors’ continued service and the Board’s discretion to vary the type and terms of those awards in the future, it is not possible to determine the exact number of shares of our common stock that will be subject to such awards. However, under the policy currently in effect, each person serving as a non-employee director on the date of each annual meeting of stockholders will receive RSUs valued at $100,000.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” approval of the Century Communities, Inc. 2017 Omnibus Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (which we refer to as “E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and the Board has directed that management submit the appointment of E&Y as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of E&Y is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of E&Y as our independent registered public accountants is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified by our stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Century’s and our stockholders’ best interests.

Audit, Audit-Related, Tax and Other Fees

The fees billed for professional services provided by E&Y in fiscal years 2016 and 2015 were:

Type of Fees	2016	2015
Audit Fees	$1,242,765	$795,000
Audit-Related Fees	0	0
Tax Fees	77,850	110,803
All Other Fees	2,130	4,125

Total Fees	$1,322,745	$909,928

In the above table, in accordance with the definitions of the SEC, “Audit Fees” include fees for the audit of our consolidated financial statements included in our 2016 Annual Report, review of the unaudited financial statements included in our Quarterly Reports on Form 10-Q, registration statements, comfort letters, consents, assistance with documents filed with the SEC, and accounting and reporting consultation in connection with the audit and/or quarterly reviews. “Tax Fees” consist of aggregate fees billed for professional services rendered by E&Y for permissible tax consulting, planning and compliance services. “All Other Fees” consist of online resource tools.

Pre-Approval Policies and Procedures

The Audit Committee has responsibility for selecting, appointing, evaluating, compensating, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established policies and procedures in its charter regarding pre-approval of any audit and non-audit service provided to Century by our independent registered public accounting firm and the fees and terms thereof. Briefly, any audit and non-audit service provided to us by our independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee.

The Audit Committee considered the compatibility of the provision of other services provided by E&Y with the maintenance of its independence. The Audit Committee approved all audit and non-audit services provided by E&Y in 2016 and 2015.

Audit Committee Report

The Audit Committee issued the following report for inclusion in this Proxy Statement and our 2016 Annual Report.

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2016 with management of Century Communities, Inc. and with Century Communities, Inc.’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit Committee has discussed with Ernst & Young LLP those matters required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 (Communications with Audit Committees).

3.	The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with Ernst & Young LLP its independence from Century Communities, Inc. and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2016 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT COMMITTEE
Keith R. Guericke, Chair
James M. Lippman
John P. Box

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS F

Security Ownership of Certain Beneficial Owners and Management

As of March 15, 2017, there are 22,121,658 shares of our common stock outstanding. The following table sets forth the beneficial ownership of our common stock as of March 15, 2017 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person or entity known by us to be the beneficial owner of 5% or more of our outstanding common stock.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 22,121,658 shares of our common stock outstanding as of March 15, 2017. Except as noted below, the address for all beneficial owners in the table below is 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111.

Class of Securities	Name and Address of Beneficial Owner	Title / Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
	Directors and Named Executive Officers:
Common Stock	Dale Francescon(1)	Chairman of the Board and Co-Chief Executive Officer	2,523,050	11.4%
Common Stock	Robert J. Francescon(2)	Co-Chief Executive Officer, President and Director	2,393,288	10.8%
Common Stock	James M. Lippman	Director	16,871	*
Common Stock	Keith R. Guericke	Director	15,454	*
Common Stock	John P. Box	Director	28,371	*
Common Stock	David L. Messenger	Chief Financial Officer	96,351	*
Common Stock	All directors and executive officers as a group (9 persons)		5,141,688	23.2%
	5% or More Stockholders:
Common Stock	Dale Francescon(1)		2,523,050	11.4%
Common Stock	Robert J. Francescon(2)		2,393,288	10.8%
Common Stock	Oaktree Value Equity Holdings, L.P., et al.(3)		1,469,003	6.6%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Includes 443,288 shares of our common stock directly owned by Dale Francescon and 2,079,762 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DF Century, LLC, an entity controlled by him.
(2)	Includes 368,288 shares of our common stock directly owned by Robert J. Francescon and 2,025,000 shares of our common stock beneficially owned through Robert J. Francescon’s ownership interest in RJF Century, LLC, an entity controlled by him.
(3)	Based on information provided in a Schedule 13G/A that was jointly filed with the SEC on February 12, 2016 by Oaktree Value Equity Holdings, L.P., Oaktree Value Equity Fund GP, L.P., Oaktree Value Equity Fund GP Ltd., Oaktree Value Equity Fund-SP, L.P., Oaktree Value Equity Fund-SP GP, L.P., Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Group, LLC, and Oaktree Capital Group Holdings GP, LLC (collectively, the “Oaktree Entities”). Aggregate beneficial ownership reported by the Oaktree Entities is based on the direct ownership of 1,469,003 shares by Oaktree Value Equity Holdings, L.P. Oaktree Value Equity Holdings, L.P. beneficially owns more than 5% of the outstanding shares of our common stock. The address of Oaktree Value Equity Holdings, L.P. is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our common shares that may be issued under our equity compensation plan as of December 31, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	495,700	(1)	$0.00	(2)	616,255
Equity compensation plans not approved by security holders	—		—		—

Total	495,700	(1)	$0.00	(2)	616,255

(1)	Amount includes common shares issuable upon the vesting of RSUs granted under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan.
(2)	Not included in the weighted-average exercise price calculation are 495,700 RSUs.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

Below is information regarding the executive officers of Century as of March 15, 2017. Biographical information pertaining to Dale Francescon and Robert J. Francescon, each of whom is both a director and an executive officer of Century, may be found under “Proposal No. 1. Election of Directors—Information About Director Nominees.” Ms. Cooper and Mr. Carruthers became executive officers of Century effective as of February 8, 2017 and that Mr. Parker was hired as an executive officer of Century effective as of February 21, 2017.

Name	Age	Position with Century
Dale Francescon	64	Chairman of the Board and Co-Chief Executive Officer
Robert J. Francescon	59	Co-Chief Executive Officer, President and Director
David L Messenger	46	Chief Financial Officer
Liesel Cooper	51	Regional President-West
Rick Carruthers	61	Regional President-Southeast
Stewart Parker	62	Regional President-Texas

David L. Messenger. Mr. David L. Messenger serves as our Chief Financial Officer and has been employed by Century since June 2013. Mr. Messenger has extensive experience in finance and accounting for real estate companies. His direct responsibilities are overseeing all accounting, finance, capital markets, risk management and financial planning and analysis. Prior to his tenure at Century, Mr. Messenger was at UDR, Inc., a publicly traded multifamily real estate investment trust, from August 2002 to May 2012, most recently as Chief Financial Officer. From June 2012 to February 2013, Mr. Messenger served as an independent consultant for UDR, Inc. Mr. Messenger is licensed in the State of Virginia as a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants. Mr. Messenger received a B.B.A. and M.A. in Accounting from the University of Iowa.

Liesel Cooper. Mrs. Liesel W. Cooper serves as our Regional President-West, a position she has held since February 2017, and has been employed by Century since May 2014. Mrs. Cooper served as our Executive Vice President-Corporate from May 2014 to February 2017. Mrs. Cooper has been in homebuilding for over 30 years with experience in all aspects of the operations including land acquisitions, land entitlements, land development, sales, marketing, construction, purchasing, warranty and customer service. She currently oversees our Colorado, Utah and Las Vegas Divisions. Prior to Century, Mrs. Cooper worked for various national public builders in various roles, most recently M.D.C. Holdings, Inc. from 2011 to 2014 where she served as Senior Vice President in their Corporate office.

Rick Carruthers. Mr. Richard A. Carruthers serves as our Regional President-Southeast, a position he has held since February 2017, and has been employed by Century since the acquisition of Peachtree Communities, where he served as Chief Executive Officer, in November 2014. Mr. Carruthers served as our Executive Vice President from November 2014 to February 2017. He is responsible for all operations in the southeast, including our divisions in Atlanta and Charlotte as well as spearheading our expansion efforts in that region. Prior to his tenure at Century/Peachtree, Mr. Carruthers served two terms with KB Home, a publicly traded homebuilding company, from August 2002 until October 2013, most recently as Regional Vice President of Operations. Mr. Carruthers has more than 35 years of experience in the homebuilding industry. Mr. Carruthers received a B.S. in Business from Excelsior College and an M.B.A. From Georgia Southern University.

Stewart H. Parker. Mr. Stewart H. Parker serves as our Regional President-Texas and has been employed by Century since February 2017. Mr. Parker has extensive experience in homebuilding and has served as a senior level executive in the industry for more than 20 years. His direct responsibilities include overseeing risk, profit and loss and all aspects of the business in the Texas region. Prior to his tenure at Century, Mr Parker served as Division President, Dallas for Lennar Corporation from November 2011 to February 2017. He has served as Division President for several major public and private homebuilders and has successfully overseen their rapid growth and expansion the marketplace. Mr. Parker received a B.S. in Economics from the American University in Washington, D.C.

Compensation Review

This Compensation Review addresses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, or our “named executive officers,” and material factors relevant to these policies and decisions. It should be read together with the related tables and disclosures that follow. Our named executive officers for the fiscal year ended December 31, 2016 were:

•	Dale Francescon, our Co-Chief Executive Officer (which we refer to as our “Co-CEO”);

•	Robert J. Francescon, our Co-CEO; and

•	David L. Messenger, our Chief Financial Officer (which we refer to as our “CFO”).

During 2016, we did not have any other named executive officers. We refer to our named executive officers as “NEOs.”

When reading this Compensation Review, please note that we are an emerging growth company under the Jumpstart our Business Startups Act and are not required to provide a “Compensation Discussion and Analysis” of the type required by Item 402 of Regulation S-K. This Compensation Review is intended to supplement the SEC-required disclosure, which is included below this section, and it is not a Compensation Discussion and Analysis.

Executive Summary

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. We have adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses and making future grants of equity awards to our executive officers. The Compensation Committee has designed a compensation program that is intended to reward factors that create favorable stockholder returns, stock appreciation, Century’s competitive position within the homebuilding industry and each executive officer’s long-term career contributions to Century.

The compensation components designed to further these goals take the form of base salary, annual cash incentive compensation, as well as long-term equity incentives measured by Company and/or individual performance targets as established by the Compensation Committee.

The following are operational and financial highlights for 2016:

•	Century exceeded the budgeted number of closings for 2016. Century’s projections targeted 2,650 closings, while Century achieved 2,825 closings in 2016—exceeding projections by 7%. Additionally, year-over-year closings increased by approximately 18% from 2,401 closings in 2015.

•	Century exceeded targeted revenue by 18%; targeted revenue was $840.1 million while actual revenue achieved was $994.4 million. This represented an increase of approximately 35% from 2015 revenue of $734.5 million.

•	Century exceeded projected EBITDA, as adjusted to exclude transaction expenses and bonuses, by 17%; targeted EBITDA as adjusted was $84.3 million vs. actual EBITDA as adjusted of $98.6 million. Actual EBITDA increased by approximately 25% over the prior year EBITDA of $79.2 million, in each case as adjusted to exclude transaction expenses and bonuses.

One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executives with those of our stockholders and by emphasizing pay for performance in our compensation programs. We strive to accomplish this objective primarily through our short-term incentive plan, which compensates executives for achieving annual Company financial and other goals. For 2016, we had three Company performance metrics that applied to our Co-CEOs and one of which applied to our CFO. The table below sets forth the three Company performance metrics and the payout for 2016 for each metric.

Company Performance Metric	Payout
Closings	Between Target and Maximum
Revenue	At Maximum
EBITDA, as adjusted	At Maximum

For two of the three Company performance metrics, we achieved maximum levels of performance and for the other metric, we achieved between target and maximum levels of performance (see “Short-Term Incentive- Annual Cash Bonus” below for additional detail regarding metric achievement). This resulted in an overall weighted Company performance achievement rating of 193% of target for our Co-CEOs whose short-term incentive award was based on all three Company performance metrics, and an overall weighted Company performance achievement rating of 200% of target for our CFO, whose short-term incentive award was based on one of the three Company performance metrics (revenue) and individual performance goals. These short-term incentive plan payouts resulted in overall executive compensation levels for our NEOs that were above target, which aligns with our above-target financial performance during 2016.

Compensation Philosophy

Given the small size of Century’s executive team, each executive has assumed responsibilities beyond what is generally found for similar executives in comparable companies. Many of these additional responsibilities directly impact the growth of Century. Further, Century emphasizes performance-based compensation elements, with superior performance resulting in above-market pay, and underwhelming performance resulting in below-market pay. As such, the Compensation Committee has determined that fixed compensation (i.e., base salary) should be targeted at approximately the market median, with performance-based incentive compensation opportunities resulting in total direct compensation that ranges from well below the market median to the top quartile of the market (based on performance). The Compensation Committee has determined that target award levels will align total direct compensation with approximately the market median, and maximum award levels will align total direct compensation with approximately the market 75th percentile.

Compensation Highlights and Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our stockholders.

What We Do:

Pay for Performance	We tie compensation directly to financial and other performance metrics. Our annual bonus plan pays out only if certain minimum, or threshold, levels of performance are met and our long-term incentives are tied to a performance metric.

Bonus Caps	We cap our annual bonuses and long-term incentives at 200% of target.

Performance Measure Mix	We use a mix of performance measures.

At-risk Pay	A significant portion of our executive compensation is “performance-based” or “at risk.”

Equity-based Pay	A significant portion of our executive compensation is “equity-based” and in the form of equity awards.

Long-term Vesting	Value received under equity awards has been tied to three-year vesting.

Stock Ownership Guidelines	We maintain stock ownership guidelines for all our executives.

Independent Committee and Consultant	We have an independent compensation committee that is advised by an independent external compensation consultant.

What We Don’t Do:

No Repricing	We do not allow repricing of any equity awards without stockholder approval.

No Excessive Perquisites	We do not provide excessive perquisites to our executives.

No Tax Gross-Ups	We do not provide tax “gross-up” payments to our executives.

No Hedging or Pledging	We do not allow hedging or pledging of Century securities by our executives.

No Dividends on Unvested Awards	We do not pay dividends on unvested awards.

Competitive Considerations

We strive to compensate our executive officers competitively relative to industry peers. To ensure reasonableness and competitiveness of our executive compensation packages relative to the industry, the Compensation Committee regularly evaluates our peer group with the aid of CBS and with input from management. Data from our peer group, therefore, is considered in the compensation benchmarking process as one input in helping to determine appropriate pay levels.

In establishing compatibility between Century and the members of our peer group, the following factors are considered:

•	Industry

•	Geographic location

•	Revenue

•	Total assets

•	Market capitalization

Based on these considerations, the following companies were selected as members of our peer group for 2016 in analyzing the market competitiveness of our executive compensation programs.

AV Homes Inc.	KB Home	Meritage Homes Corporation
Beazer Homes USA, Inc.	M.D.C. Holdings, Inc.	WCI Communities, Inc.
Hovnanian Enterprises, Inc.	M/I Homes, Inc.	William Lyon Homes

While Century is below certain of our selected peers in terms of market capitalization, revenue and assets, the peer group was selected in order to approximate where Century reasonably expects to be in the near term, while including companies that have experienced similar growth. Further, while Century ranks at the 30th percentile for revenue amongst our peer group companies, and in the bottom quartile for market capitalization, Century ranks fourth among the peer group companies for one-year Total Stockholder Return (which we refer to as “TSR”) (three-year and five-year TSR comparisons are not available as Century has not been publicly traded for the requisite length of time for those measurements). Given Century’s current position relative to our peer group and the projected growth of Century, we believe that the selected peer group is appropriate for purposes of benchmarking compensation.

Named Executive Officer Compensation

The following is a summary of the elements of our compensation arrangements paid to our NEOs for 2016, as well as a summary of the elements to be paid to our NEOs for 2017.

The compensation paid to our Co-CEOs is governed, in part, by written employment agreements with them, which are described below under “—Executive Compensation Tables and Narratives—Executive Employment Agreements.” We have not entered into any employment agreement with our CFO.

In general, our compensation program emphasizes variable, at-risk, pay elements as a significant portion of each NEO’s total compensation package. For 2016, the breakdown of variable, at-risk, pay compared to fixed pay (i.e., base salary) for our Co-CEOs and CFO is as follows:

The composition of the 2016 total compensation for the Co-CEOs and CFO is as follows:

Annual Base Salary

Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career. In determining base salaries, the Compensation Committee considers many things, including each executive’s roles and responsibilities, unique skills, future potential with Century, salary levels for similar positions in our market and internal pay equity.

While a Co-CEO executive structure is not commonly found in the marketplace, we believe our leadership structure is appropriate in light of our historical growth and expected future development. Further, the absence of other leadership positions within Century’s executive team, such as a Chief Operating Officer, that are otherwise generally found on the leadership teams of other companies, requires our executives to perform multiple roles and take on additional responsibilities that would otherwise not be required of CEOs. As such, when determining compensation amounts for the year, the Compensation Committee takes into account the fact that Century has two Co-CEOs who each perform a broad range of duties which would generally be spread over a number of executive positions as described above.

The Compensation Committee reevaluated NEO compensation relative to the market data in early 2016 and determined that the base salaries of our NEOs for 2016 were consistent with Century’s target market positioning, except for the 2016 base salary of our Co-CEOs, which was slightly below the desired market percentile. As such, base salary adjustments were made for our NEOs in 2016, the base salaries for our Co-CEOs were increased by $50,000 to $800,000 and the base salary for our CFO was increased by $25,000 to $450,000 for 2016. Base salaries of our NEOs for 2015 and 2016 are reflected in the following table:

Named Executive Officer	2015 Base Salary	2016 Base Salary	Change (%)
Dale Francescon	$750,000	$800,000	6.67%
Robert J. Francescon	$750,000	$800,000	6.67%
David L. Messenger	$425,000	$450,000	5.90%

Short-Term Incentive—Annual Cash Bonus

Our short-term incentive, or annual cash bonus program (which we refer to as “STI”), is designed to reward the achievement of specific financial and operational objectives. Annual cash bonuses are designed to incentivize our NEOs at a variable level of compensation based on Century’s performance, as well as, in the case of our CFO, individual performance. In connection with our annual cash bonus program, the Compensation Committee determines annual performance criteria that are flexible and that change with the needs of our business. Our STI program is a component of and is paid under the terms of the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan.

For 2016, the threshold, target and maximum annual bonus opportunities for our Co-CEOs were as follows:

Named Executive Officer	Threshold	Target	Maximum
Dale Francescon	50% of target (75% of base salary)	150% of base salary	200% of target (300% of base salary)
Robert J. Francescon	50% of target (75% of base salary)	150% of base salary	200% of target (300% of base salary)

In considering the performance metrics that should apply in calculating our Co-CEOs’ STI awards, the Compensation Committee determined that the performance metrics should be based on overall Company performance as opposed to individual performance. The Compensation Committee furthermore determined that the most important measures of Company success, which should form the basis of our Co-CEOs’ annual bonus, were number of closings, revenue and EBITDA, as adjusted. The Compensation Committee then set the target for each measure using Century’s projected business plan for 2016 (i.e., as the amount in the target business plan presented to the Board). Threshold was set at 90% of target, and maximum was set at 110% of target. If the threshold level was not achieved with respect to a given performance metric, then no payout was made with respect to that metric.

The Company performance metrics were weighted as follows in determining our Co-CEOs’ annual bonuses: revenue (40%), EBITDA, as adjusted (40%) and closings (20%).

The Company performance metrics, and the performance levels attached to each, as well as actual performance, are reflected in the following table.

Company Performance Metric	Threshold	Target	Maximum	Actual
Revenue	$756.1 million	$840.1 million	$924.1 million	$994.4 million
EBITDA, as adjusted(1)	$75.9 million	$84.3 million	$92.7 million	$98.6 million
Closings	2,385	2,650	2,915	2,825

(1)	This is a non-GAAP financial measure. EBITDA, as adjusted is calculated by excluding interest expense, income tax expense, depreciation and amortization from net income and also excluding transaction expenses and bonuses for 2016.

For 2016, the threshold, target and maximum annual bonus opportunities for our CFO were as follows:

Named Executive Officer	Threshold	Target	Maximum
David L. Messenger	50% of target (50% of base salary)	100% of base salary	200% of target (200% of base salary)

In considering the performance metrics that should apply in calculating our CFO’s STI award, the Compensation Committee determined that our CFO’s STI award should be based in part on Company financial performance and in part on individual performance goals. Thus, the Compensation Committee determined that 50% of our CFO’s award would be based on revenue and the remaining 50% on specific, identifiable individual goals. For the Company revenue goal, the same threshold, target and maximum levels were utilized as reflected in the table above. Our CFO’s individual performance goals for 2016 included the following: enhancement of internal controls, including updating process and procedure documents; stockholder relations management and oversight;

development and management of financial services earnings; implementation and management of supplier rebate programs; management of risk exposures; and other relevant goals. Our Co-CEOs made an independent assessment of the degree to which our CFO satisfied his individual goals.

In the case of our Co-CEOs as well as our CFO, the Compensation Committee determined that the target award opportunities detailed above were in line with the market median for our peer group. Although the Compensation Committee believes that the established bonus levels are reasonable, as a matter of governance best practice, the Compensation Committee retains negative discretion to reduce the size of any awards if the Compensation Committee believes that it is in the best interests of Century.

For 2016, our Co-CEOs earned cash bonuses based on maximum performance in nearly all Company financial metrics (with the exception being closings, which was between the target and maximum) and our CFO earned a cash bonus based on maximum performance for both his Company financial metric of revenue and his individual goals. This resulted in an STI award payout for each of our Co-CEOs at slightly less than maximum and for our CFO at maximum. The table below shows the various levels of payout and the actual level of payout for STI cash awards for each of our NEOs for 2016.

Named Executive Officer	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Dale Francescon	$600,000	$1,200,000	$2,400,000	$2,318,868
Robert J. Francescon	$600,000	$1,200,000	$2,400,000	$2,318,868
David L. Messenger	$225,000	$450,000	$900,000	$900,000

Long-Term Incentives

Our long-term incentive program (which we refer to as our “LTI”) is designed to reward NEOs for the achievement of specific financial objectives, recognize their efforts on our behalf, and provide an additional incentive and retention element to their overall compensation package. Our LTI awards are structured as restricted stock unit, or RSU, awards granted under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan. The number of RSU awards is determined by the Compensation Committee based on the achievement of a performance-based metric during the specified performance period. The performance-based metric used was pre-tax income, which is one of the performance criteria in our stockholder-approved 2013 plan. The Compensation Committee believes that this metric is truly indicative of the success of our company at this stage of our growth. Once granted, one RSU equals the right to receive one share of Century common stock when the RSU vests. RSU awards granted in 2016 vest over a three-year period.

2015 Performance-Based Awards. RSU awards were granted to our NEOs by the Compensation Committee in February 2016. The number of RSU awards granted was determined by the Compensation Committee based on our achieved 2015 pre-tax income in comparison to the following pre-established performance levels:

Performance Metric	Threshold	Target	Maximum	Actual
Pre-tax income	$44.2 million	$52.0 million	$54.8 million	$60.3 million

For these 2016 RSU awards, the Compensation Committee had established the following threshold, target and maximum LTI award opportunities for our Co-CEOs and CFO:

Named Executive Officer	Threshold	Target	Maximum
Dale Francescon	66.67% of target (100% of base salary)	150% of base salary	200% of target (300% of base salary)
Robert J. Francescon	66.67% of target (100% of base salary)	150% of base salary	200% of target (300% of base salary)
David L. Messenger	30% of target (35% of base salary)	117.6% of base salary	170% of target (200% of base salary)

Our Co-CEOs earned an actual LTI award equivalent to approximately $2,250,000, or 300% of base salary, and our CFO earned an actual LTI award equivalent to approximately $850,000, or 200% of base salary, due to achievement of the maximum performance criteria. The table below shows the various levels of LTI award opportunities and the actual LTI award value and number of RSUs granted for each of our NEOs.

Named Executive Officer	Threshold LTI Award Value	Target LTI Award Value	Maximum LTI Award Value	Actual LTI Award Value	Number of RSUs
Dale Francescon	$750,000	$1,125,000	$2,250,000	$2,249,998	158,786
Robert J. Francescon	$750,000	$1,125,000	$2,250,000	$2,249,998	158,786
David L. Messenger	$150,000	$500,000	$850,000	$850,002	59,986

2016 Performance-Based Awards. RSU awards were recently granted to our NEOs by the Compensation Committee based on our achieved 2016 pre-tax income in comparison to the following pre-established performance levels:

Performance Metric	Threshold	Target	Maximum	Actual
Pre-tax income	$61.2 million	$68.0 million	$74.8 million	$80.8 million

For these 2017 RSU awards, the Compensation Committee had established the following threshold, target and maximum LTI award opportunities for our Co-CEOs and CFO:

Named Executive Officer	Threshold	Target	Maximum
Dale Francescon	50% of target (25% of base salary)	50% of base salary	200% of target (100% of base salary)
Robert J. Francescon	50% of target (25% of base salary)	50% of base salary	200% of target (100% of base salary)
David L. Messenger	50% of target (16.67% of base salary)	33.3% of base salary	200% of target (66.67% of base salary)

For 2016 performance, our Co-CEOs earned an actual LTI award equivalent to approximately $800,000, or 100% of base salary, and our CFO earned an actual LTI award equivalent to approximately $300,000, or 66.7% of base salary, due to our achieved 2016 pre-tax income being in excess of the pre-established maximum performance level. The table below shows the various levels of LTI award opportunities and the actual LTI award value and number of RSUs granted for each of our NEOs.

Named Executive Officer	Threshold LTI Award Value	Target LTI Award Value	Maximum LTI Award Value	Actual LTI Award Value	Number of RSUs
Dale Francescon	$200,000	$400,000	$800,000	$799,994	35,714
Robert J. Francescon	$200,000	$400,000	$800,000	$799,994	35,714
David L. Messenger	$75,000	$150,000	$300,000	$300,003	13,393

Other Compensation

Retirement Benefits. In 2016, our NEOs had the opportunity to participate in a defined contribution retirement plan on the same basis as our other employees. We believe this plan provides an opportunity for our executives to plan for and meet their retirement savings needs. Except for this plan, we do not provide pension arrangements or post-retirement health coverage for our employees, including our NEOs. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites and Other Benefits. We provide our NEOs with modest perquisites to attract and retain them. The perquisites provided to our NEOs during 2016 included an automobile and cellular telephone allowance of $2,500 per month for our Co-CEOs and $500 per month for our CFO and reimbursements for term life insurance of $2,500 per month for our Co-CEOs. We believe these perquisites are an important part of our overall compensation package and help us accomplish our goal of attracting, retaining, and rewarding top executive talent. The value of all of the perquisites provided to our NEOs for 2016 can be found under “Executive Compensation Tables and Narratives—Summary Compensation Table.”

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements. To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our employment agreements with our Co-CEOs, which are described in more detail below under “Executive Compensation Tables and Narratives—Potential Payments Upon a Termination or Change in Control.” These arrangements are designed to incentivize our Co-CEOs to remain with our company in the event of a change in control or potential change in control. These agreements provide certain payments and benefits in the event of a termination of employment in connection with a change in control. These “double trigger” change in control protections are intended to induce executives to accept or continue employment with our company, provide consideration to executives for certain restrictive covenants that apply following termination of employment, and provide continuity of management in connection with a threatened or actual change in control transaction. If one of our Co-CEO’s employment is terminated without cause or by him for “good reason” (as defined in the agreements) within 24 months following a change in control, he will be entitled to receive a severance payment and certain benefits. The receipt of any severance by one of our Co-CEOs is conditioned upon his execution of a release of claims. These arrangements and a quantification of the payment and benefits provided under these arrangements are described in more detail under “Executive Compensation Tables and Narratives—Potential Payments Upon a Termination or Change in Control.” These additional payments and benefits will not be triggered just by a change in control, but require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. We believe these change in control arrangements with our Co-CEOs are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller public company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of our company, might consider seeking employment alternatives to be less risky than remaining with our company through the transaction. We believe that relative to our company’s overall value, our potential change in control benefits are relatively small and are aligned with current peer company practices. We do not have any change-in-control arrangements with our CFO.

Other Severance Arrangements. Our Co-CEOs are entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of his employment agreement with us. These severance arrangements are intended to induce our Co-CEOs to continue employment with our company and are primarily intended to retain them and provide consideration to them for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into these agreements because they provide us valuable protection by subjecting executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following their termination of employment. The receipt of any severance by one of our Co-CEOs is conditioned upon his execution of a release of claims. We do not have any severance arrangements with our CFO.

Executive Stock Ownership Guidelines

In November 2016, we established stock ownership guidelines that are intended to further align the interests of our executives with those of our stockholders. Stock ownership targets for each of our executive officers have been set at that number of shares of our Century common stock with a value equal to a multiple of the executive’s annual base salary. Each of the executive officers has five years from the date of hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership targets. Until his stock ownership target is achieved, our Co-CEOs are required to retain an amount equal to 100% of the net shares received as a result of the vesting of restricted stock awards or RSU awards and all other executive officers are required to retain an amount equal to 60% of the net shares received as a result of the vesting of restricted stock awards or RSU awards. If there is a significant decline in the price of our shares that causes executives to be out of compliance, such executives will be subject to their respective retention ratio, but will not be required to purchase additional shares to meet the applicable targets. The Compensation Committee reports on compliance with the guidelines at least annually to the Board of Directors.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation in excess of $1,000,000 that we may deduct in any one year with respect to our chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer). There are exceptions to the $1,000,000 limitation for performance-based compensation meeting certain requirements. We believe that we have satisfied all of the requirements for the STI and LTI awards granted under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan to qualify as “performance-based” within the meaning of Section 162(m), so that it is fully deductible by us without regard to the $1,000,000 limit. In addition, while we believe we have designed our executive compensation program to operate in a manner intended to qualify as “performance-based” under Section 162(m), it may not qualify or the Compensation Committee may decide to administer the plan in a manner that does not satisfy the requirements of Section 162(m) to achieve a result that the Compensation Committee determines to be appropriate.

Executive Compensation Tables and Narratives

Summary Compensation Table

The table set forth below summarizes the compensation earned by or paid to all of our NEOs for the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Dale Francescon	2016	789,583	—	2,249,998	2,318,868	78,000	5,436,449
Chairman of the Board and Co-Chief Executive Officer	2015	750,000	—	2,249,986	1,500,000	65,609	4,565,595
Robert J. Francescon	2016	789,583	—	2,249,998	2,318,868	78,000	5,436,449
Co-Chief Executive Officer and President	2015	750,000	—	2,249,986	1,500,000	65,609	4,565,595
David L. Messenger	2016	444,792	—	850,002	900,000	24,000	2,218,794
Chief Financial Officer	2015	415,909	—	599,990	600,000	6,000	1,621,899

(1)	We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any NEOs in 2016 or 2015. Annual cash bonuses are based on performance against pre-established performance goals and are reported in the “Non-Equity Incentive Plan Compensation” column.
(2)	With respect to 2016, the amounts reflected represent the grant date fair value of 158,786 RSUs granted to and received by each of our Co-CEOs and 59,986 RSUs granted to and received by our CFO, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The number of RSUs granted to and received by each our NEOs during 2016 was based on achievement of a performance metric during 2015.

With respect to 2015, the amounts reflected represent the grant date fair value of 131,964 RSUs granted to and received by each of our Co-CEOs, and 35,190 RSUs granted to and received by our CFO, computed in accordance with FASB ASC Topic 718. The number of RSUs granted to and received by each our NEOs during 2015 was based on achievement of a performance metric during 2014.

(3)	Amounts reported represent payouts under our annual bonus plan and for each year reflect the amounts earned for that year but paid during the following year. See “—Compensation Review—Named Executive Officer Compensation—Short-Term Incentive—Annual Cash Bonus” for a description of our annual bonus plan.
(4)	For 2016, each of our Co-CEOs received other compensation comprised of $18,000 in Company contributions to a defined contribution plan, a $30,000 automobile and cellular telephone allowance and $30,000 in reimbursements for term life insurance, and our CFO received other compensation comprised of a $6,000 automobile and cellular telephone allowance and $18,000 in Company contributions to a defined contribution plan.

Executive Employment Agreements

In May 2016, we entered into an amended and restated employment agreement with each of our Co-Chief Executive Officers, Dale Francescon and Robert J. Francescon. We have not entered into any employment agreement with our CFO.

Each of the amended and restated employment agreements with our Co-CEOs was effective as of May 11, 2016, has an initial term of five years, and provides for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 90 days’ prior written notice of non-renewal. Each of the amended and restated employment agreements requires Dale Francescon and Robert J. Francescon, respectively, to dedicate substantially his full business time and attention to the affairs of Century.

The amended and restated employment agreements also provide for, among other things:

•	an annual base salary of $800,000 for each of Dale Francescon and Robert J. Francescon, subject to future increases from time to time at the discretion of the Compensation Committee;

•	eligibility for annual cash performance bonuses, with a target amount equal to 150% of annual base salary and a maximum amount capped at 300% of annual base salary, based on the satisfaction and performance of discretionary goals to be established by the Compensation Committee;

•	participation in the 2013 plan and any subsequent equity incentive plans approved by the Board; and

•	participation in any employee benefit plans and programs that are maintained from time to time for our other senior executive officers.

The employment agreements contain customary confidentiality provisions as well as non-competition and non-solicitation provisions that apply during the term of the agreements and for two years after the termination of their employment for cause or without good reason.

We may terminate Dale Francescon’s or Robert J. Francescon’s employment at any time with or without cause, and each executive may terminate his employment with or without good reason. If we terminate Dale Francescon’s or Robert J. Francescon’s employment for cause, if he either resigns voluntarily and without good reason, he will be entitled to receive any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination, accrued but unused vacation and any other benefits that have been earned and accrued prior to the date of termination. In addition, any outstanding awards granted to him under the 2013 plan will be paid in accordance with their terms.

If, during the term of the agreement, we terminate Dale Francescon’s or Robert J. Francescon’s employment due to disability, his employment terminates due to his death, or his employment terminates due to his retirement (as defined below), he or his estate will be entitled to receive (i) any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination and accrued but unused vacation; (ii) any other benefits that have been earned and accrued prior to the date of termination; (iii) in lieu of the annual bonus for the fiscal year in which his employment terminates, a lump sum cash payment equal to the prorated amount of the annual bonus that would have become payable for the fiscal year if employment had not been terminated, based on performance actually achieved that year (determined by the Board following completion of the performance year); (iv) equity awards that the executive would have received for the fiscal year in which the executive’s employment terminated, on a prorated basis through the date of termination, as though his employment had not terminated, and assuming that all conditions or parameters to such receipt at the target level have been fully satisfied; (v) in the case of the executive’s death or disability, the immediate vesting as of the date of termination of all equity awards granted to him under our equity incentive plans; and (vi) we shall pay the employer’s portion of the executive’s COBRA premiums during any time in which the executive elects COBRA continuation coverage for up to 30 months following the date of termination, unless the executive becomes eligible to receive coverage under another comparable medical plan. For purposes of the agreements, “retirement” means his voluntary termination of his employment upon satisfaction of the following conditions: (a) he has reached (or will reach on or after the termination date) the age of 60 along with at least 18 years of employment with us (for purposes of the agreements, each executive’s employment with us is deemed to have commenced on November 1, 2000); and (b) he provides us with a termination notice stating his intent to terminate his employment due to retirement at least 90 days in advance of the termination date.

If during the term of the agreement, we terminate either Dale Francescon’s or Robert J. Francescon’s employment without cause or if he terminates his employment for good reason, he will be entitled to (i) any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination and accrued but unused vacation; (ii) any other benefits that have been earned and accrued prior to the date of termination; (iii) a lump sum cash payment in an amount equal to the sum of three times his then-current annual base salary; (iv) in lieu of the annual bonus for the fiscal year in which his employment terminates, a lump sum cash payment equal to the prorated amount of the annual bonus that would have become payable for the fiscal year if employment had not been terminated, based on performance actually achieved that year (determined by the Board following completion of the performance year); provided, that, if the date of his termination is within the initial term, the amount received shall be no less than the maximum allowable annual bonus that he could have been paid for such year pursuant to the terms of the applicable agreement; (v) equity awards that the executive would have received for the fiscal year in which the executive’s employment terminated, on a prorated basis through the date of termination as though his employment had not terminated, and assuming that all conditions or parameters to such receipt at the target level have been fully satisfied; (vi) the immediate vesting as of the date of termination of all equity awards granted to him under our equity incentive plan; and (vii) we shall pay the employer’s portion of his COBRA premiums during any time in which he elects COBRA continuation coverage for up to 30 months following the date of termination, unless he becomes eligible to receive coverage under another comparable medical plan.

The agreements also provide that if the termination without cause or for good reason occurs within 24 months following a “change in control” (as defined in the agreements), in addition to the other payments described above (but in lieu of base severance and prorated bonus), Dale Francescon and Robert J. Francescon will receive an amount equal to three times the higher of the following: (A) the sum of his annual base salary and target annual bonus for the year in which the date of termination occurs; or (B) the sum of his average annual base salary and average annual bonus for the three completed fiscal years immediately preceding the date of termination.

Outstanding Equity Awards as of December 31, 2016

The following table sets forth information with respect to all outstanding unvested restricted stock awards and RSU awards held by our NEOs as of December 31, 2016. No other equity awards were held by our NEOs as of December 31, 2016.

	Stock Awards as of December 31, 2016
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1)
Dale Francescon	270,126	(2)	$5,672,646
Robert J. Francescon	270,126	(2)	$5,672,646
David L. Messenger	99,022	(3)	$2,079,462

(1)	Value is calculated by multiplying the number of underlying shares of Century common stock underlying the RSUs or restricted stock awards that have not vested by the closing price of our common stock on December 30, 2016, the last trading day of 2016 ($21.00), as reported by the NYSE.
(2)	Comprised of 158,786 unvested shares underlying RSUs originally granted on February 10, 2016; 87,976 unvested shares underlying restricted stock awards originally granted on February 18, 2015, and 23,364 unvested shares underlying restricted stock awards originally granted on May 7, 2014, each award vests in equal installments on the first, second and third anniversary of the respective original grant dates subject to continued employment with us.
(3)	Comprised of 59,986 unvested shares underlying RSUs originally granted on February 10, 2016; 23,460 unvested shares underlying restricted stock awards originally granted on February 18, 2015, and 15,576 unvested shares underlying restricted stock awards originally granted on May 7, 2014, each of which will vest in equal installments on the first, second and third anniversary of the respective grant date subject to continued employment with us.

Potential Payments upon Termination or Change in Control

The following table shows potential payments to our NEOs under various scenarios involving a termination of employment, including prior to or following a change in control, assuming a December 31, 2016 termination date. The potential payments to our Co-CEOs are governed under the terms of their respective employment agreements, which are described above under “—Executive Employment Agreements”. Our CFO does not have an employment agreement or any other arrangement with Century under which he is entitled to severance or other benefits upon a termination of his employment.

Name	Benefit	Termination without Cause or for Good Reason Prior to Change in Control	Termination without Cause or for Good Reason within 24 Months Following Change in Control	Voluntary Termination	Death, Disability or Retirement
Dale Francescon	Severance Pay(1)	$2,400,000	$7,727,841	—	—
	Incentive Pay(2)	$2,400,000	—	—	$2,318,868
	Equity Award Vesting(3)	$5,672,646	$5,672,646	—	$5,672,646
	LTI Award Vesting(4)	$400,000	$400,000	—	$400,000
	Other Benefits(5)	$39,115	$39,115	$39,115	$39,115
Robert J. Francescon	Severance Pay(1)	$2,400,000	$7,727,841	—	—
	Incentive Pay(2)	$2,400,000	—	—	$2,318,868
	Equity Award Vesting(3)	$5,672,646	$5,672,646	—	$5,672,646
	LTI Award Vesting(4)	$400,000	$400,000	—	$400,000
	Other Benefits(5)	$52,484	$52,484	$52,484	$52,484
David L. Messenger	Severance Pay	—	—	—	—
	Incentive Pay	—	—	—	—
	Equity Award Vesting	—	—	—	—
	LTI Award Vesting	—	—	—	—
	Other Benefits	—	—	—	—

(1)	Represents: (a) three times the executive’s current base salary in the event of a termination without case or for good reason prior to a change in control; and (b) three times the higher of the following: (i) the sum of the executive’s annual base salary and target annual bonus for the year in which the date of termination occurs; or (i) the sum of the executive’s average annual base salary and average annual bonus for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason within 24 months following a change in control.
(2)	Represents: (a) maximum annual bonus for 2016 in the event of a termination without case or for good reason prior to a change in control; and (b) actual earned bonus for 2016 in the event of a termination due to death, disability or retirement.
(3)	Based on: (a) the number of unvested RSU and restricted stock awards held by such executive as of December 31, 2016, multiplied by (b) the closing price of our common stock on December 30, 2016, the last trading day of 2016 ($21.00), as reported by the NYSE. Notwithstanding the foregoing, in the event of a retirement, restricted stock awards are not included and would reduce the equity award vesting payment to $3,334,506.
(4)	Represents grant date fair value of target LTI award for 2016 performance.
(5)	Represents our portion of the applicable COBRA premium for continued coverage under our medical benefits plan for 30 months.

Director Compensation

Overview. Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our stockholders. In 2016, our non-employee director compensation was comprised of equity compensation, in the form of annual restricted stock unit awards, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below. Dale Francescon and Robert J. Francescon, as employee directors, do not receive any additional compensation for their service as directors.

Processes for Consideration and Determination of Director Compensation. The Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Compensation Committee is assisted in performing its duties by our Human Resources Department and also engages an independent external compensation consultant to provide analysis regarding non-employee director compensation.

During 2016, the Compensation Committee engaged CBS to review our non-employee director compensation. CBS’s review consisted of, among other things, analysis of board compensation trends and a competitive assessment based on a selected group of companies operating in the United States that are similarly situated to us from a revenue and market capitalization perspective. The peer group used for this analysis was the same peer group used for the executive compensation analysis. The Compensation Committee considered this data in determining whether to recommend any changes to our non-employee director compensation program and the approved non-employee director compensation program for 2016 is presented in the table below. Overall, the review by CBS showed that our non-employee director compensation program for 2016 was aligned with market trends from a design perspective and aligned with our target positioning from a compensation level standpoint.

Elements of Our Non-Employee Director Compensation Program. The following table sets forth our 2016 non-employee director compensation program.

Non-Employee Director Compensation	2016
Board Member Retainer	$75,000
Audit Committee Chair Retainer	$25,000
Audit Committee Member Retainer	$11,000
Compensation Committee Chair Retainer	$20,000
Compensation Committee Member Retainer	$10,000
Nominating and Corporate Governance Committee Chair Retainer	$20,000
Nominating and Corporate Governance Committee Member Retainer	$10,000
Annual RSU Award	$100,000

The annual RSU award was granted under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan and vests in equal installments annually over three years, subject to continued service on the Board.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at Board and committee meetings.

Director Compensation for Fiscal Year 2016. The following table sets forth information concerning the compensation of our non-employee directors during the fiscal year ended December 31, 2016. Each of Dale Francescon and Robert J. Francescon is not compensated separately for his service as a director and his compensation is discussed under “—Executive Compensation Tables and Narratives—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Keith R. Guericke	$120,000	$100,000	$220,000
James M. Lippman	$116,000	$100,000	$216,000
John P. Box	$116,000	$100,000	$216,000

(1)	The amount reflected represents the grant date fair value of 5,714 RSUs computed in accordance with FASB ASC Topic 718.
(2)	As of December 31, 2016, the following directors held the following unvested RSU awards and restricted stock awards: Mr. Guericke (10,317 shares); Mr. Lippman (10,317 shares); and Mr. Box (10,317 shares).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

Our Code of Business Conduct and Ethics applies to our officers, directors and any employees, and outlines the principles, policies and values that govern the activities of Century, including with respect to conflicts of interest.

A conflict of interest is defined as any situation in which a director, officer or employee has inconsistent, or seemingly inconsistent, interests with those of Century as a whole, which could, if not properly addressed, cause serious harm to Century. A conflict situation could arise when the individual takes actions or has interests that make it difficult for the individual to perform his or her work objectively and effectively. It is specifically required by our Code of Business Conduct and Ethics that any transaction involving a conflict of interest be approved by a vote of a majority of Century’s disinterested and independent directors. Our Chief Financial Officer is generally responsible for overseeing and monitoring compliance with respect to transactions involving conflicts of interest. All reported violations will be promptly investigated and treated confidentially to the greatest extent possible.

On any new related party transactions, if the party involved in the transaction is a member of the Board of Directors, such member of the Board is required to recuse or abstain from involvement in the decision. If the remaining Board members ratify the transaction, the Board will grant a waiver to the Code of Business Conduct and Ethics. In the event that such a waiver is granted to any of our officers or directors, we would announce the waiver within four business days on a Current Report on Form 8-K and in the “Investors—Corporate Governance—Governance Documents” section of our website at www.centurycommunities.com.

In addition, on a quarterly basis, the Board reviews all existing related party transactions and any new transactions that are brought to the attention of either management or the Board.

Transactions with Related Persons

For the period beginning on January 1, 2016 to the date of this Proxy Statement, the following are our current arrangements with a related party:

Employment Agreements with Dale Francescon and Robert J. Francescon. Dale Francescon and Robert J. Francescon serve as our Co-Chief Executive Officers. In May 2016, we entered into an amended and restated employment agreement with each of these officers, in their capacities as officers, which employment agreements provide for salary, bonus and other benefits, including the grant of equity awards, and severance upon a termination of employment under certain circumstances. We may enter into similar employment arrangements with certain executive officers that we hire in the future. Please see the sections above entitled “Executive Officers and Compensation—Executive Compensation Tables and Narratives—Executive Employment Agreements” for a description of these employment agreements.

Indemnification Agreements. We have entered into an indemnification agreement with each of our directors, Co-Chief Executive Officers, and Chief Financial Officer. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based on the information furnished by the reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than ten percent stockholders were complied with on a timely basis during the fiscal year ended December 31, 2016.

Stockholder Proposals and Director Nominations for 2018 Annual Meeting

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in the Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2018 proxy statement, a proposal must be received by us no later than November 28, 2017, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from the Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Nominations and Proposals Pursuant to Our Bylaws. Under our Bylaws, a stockholder wishing to nominate a candidate for election to the Board, or propose other business for consideration, at the 2018 Annual Meeting of Stockholders is required to give written notice of such stockholder’s intention to make such a nomination or proposal to our Corporate Secretary at our principal executive offices at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. In order for a stockholder proposal for director nominations or other business, outside of Rule 14a-8 under the Exchange Act, to come before the 2018 Annual Meeting of Stockholders, such notice of nomination or proposal must be made in accordance with our Bylaws, which require appropriate notice to us of the nomination or proposal not less than 90 days nor more than 120 days prior to the date of such Annual Meeting of Stockholders. A notice of nomination or proposal is also required to contain specific information as required by our Bylaws. A nomination which does not comply with the requirements of our Bylaws may not be considered. The Nominating and Corporate Governance Committee will consider validly nominated director candidates and will provide its recommendations to the Board. In general, to be timely, we must receive the notice of nomination or proposal not later than the 90th day nor earlier than the 120th day prior to the date of the first anniversary of the 2017 Annual Meeting. In this regard, we must receive the notice of nomination or proposal no earlier than January 10, 2018 and no later than February  9, 2018.

Cost of Solicitation of Proxies

The Board of Directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Internet Notice or this Proxy Statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Internet Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. Although we currently do not intend to hire a proxy solicitor to assist in the solicitation of proxies, we reserve the right to do so if we believe it would be in the best interests of our Company and stockholders. If we engage a proxy solicitor, we expect the fees to be approximately $5,000, plus out-of-pocket expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by Internet, telephone, facsimile or special delivery letter.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations, or contact Investor Relations by telephone at (303) 268-8398. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit Committee Report under “Proposal No. 3. Ratification of Appointment of Independent Registered Public Accounting Firm” will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than this Proxy Statement, notice and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

Copies of 2016 Annual Report

Our 2016 Annual Report, including our Annual Report on Form 10-K, including the financial statements and the financial statement schedules thereto, for the fiscal year ended December 31, 2016 are available without charge upon written request to: Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations. Our 2016 Annual Report is also available on our website at www.centurycommunities.com.

Your vote is important. Please promptly vote your shares of Century common stock by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

David L. Messenger

Chief Financial Officer

Greenwood Village, Colorado

March 29, 2017

CENTURY COMMUNITIES, INC.

2017 OMNIBUS INCENTIVE PLAN

CENTURY COMMUNITIES, INC.

2017 OMNIBUS INCENTIVE PLAN

1. Purpose of Plan.

The purpose of the Century Communities, Inc. 2017 Omnibus Incentive Plan (this “Plan”) is to advance the interests of Century Communities, Inc., a Delaware corporation (the “Company”), and its stockholders by enabling the Company and its Subsidiaries to attract and retain qualified individuals to perform services for the Company and its Subsidiaries, providing incentive compensation for such individuals that is linked to the growth and profitability of the Company and increases in stockholder value and aligning the interests of such individuals with the interests of its stockholders through opportunities for equity participation in the Company. This Plan is intended to replace the Century Communities, Inc. 2013 Long-Term Incentive Plan, as amended and restated (the “Prior Plan”); provided, however, that awards outstanding under the Prior Plan as of the Effective Date will remain outstanding in accordance with their terms. After the Effective Date, no more grants of awards will be made under the Prior Plan.

2. Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires. Terms defined elsewhere in this Plan will have the same meaning throughout this Plan.

2.1 “Adverse Action” means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Subsidiary, including: (a) disclosing confidential information of the Company or any Subsidiary to any person not authorized by the Company or Subsidiary to receive it, (b) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Subsidiary or (c) interfering with the relationships of the Company or any Subsidiary and their respective employees, independent contractors, customers, prospective customers and vendors.

2.2 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” will have the meaning given such term under Rule 405 of the Securities Act.

2.3 “Annual Award Limit” or “Annual Awards Limits” have the meaning set forth in Section 4.4.

2.4 “Annual Performance Cash Awards” has the meaning set forth in Section 10.1 of this Plan.

2.5 “Applicable Accounting Standard” means generally accepted accounting principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.6 “Applicable Law” means any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange, national market system or automated quotation system on which the shares of Common Stock are listed, quoted or traded.

2.7 “Award” means, individually or collectively, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, Performance Award, Annual Performance Cash Award, Non-Employee Director Award, Other Cash-Based Award or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.8 “Award Agreement” means either: (a) a written or electronic (as provided in Section 24.8) agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic (as provided in Section 24.8) statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof.

2.9 “Board” means the Board of Directors of the Company.

2.10 “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of Common Stock to pay all or a portion of the exercise price of the Option or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver shares of Common Stock to be issued upon such exercise directly to such broker or dealer or its nominee.

2.11 “Cash-Based Award” means an Award made pursuant to this Plan that is denominated in cash.

2.12 “Cause” means, unless otherwise provided in an Award Agreement, (a) “Cause” as defined in any employment, consulting, severance or similar agreement between the Participant and the Company or one of its Subsidiaries or Affiliates (an “Individual Agreement”), or (b) if there is no such Individual Agreement or if it does not define Cause: (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary; (ii) any unlawful or criminal activity of a serious nature; (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties; (iv) any material breach by a Participant of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary; or (v) before a Change in Control, such other events as will be determined by the Committee. Before a Change in Control, the Committee will, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to subclauses (i), (ii), (iii), (iv) or (v) above, and its determination will be final.

2.13 “Change in Control” means, unless otherwise provided in an Award Agreement or any Individual Agreement, an event described in Section 17.1 of this Plan.

2.14 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.15 “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and (b) “independent directors” within the meaning of the rules of The New York Stock Exchange (or other applicable exchange or market on which the Common Stock may be traded or quoted). In the case of any Award that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, the Committee will be comprised of at least two persons, each of whom are “outside directors” within the meaning of Section 162(m) of the Code. The members of the Committee will be

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appointed from time to time by and will serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, except as otherwise provided in this Plan. Any action duly taken by the Committee will be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of membership provided herein.

2.16 “Common Stock” means the common stock of the Company, par value $0.01 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.5 of this Plan.

2.17 “Company” means Century Communities, Inc., a Delaware corporation, and any successor thereto as provided in Section 24.6 of this Plan.

2.18 “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or any Subsidiary that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.19 “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of any Performance Period, or (b) twenty-five percent (25%) of any Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.20 “Deferred Stock Unit” means a right granted to an Eligible Recipient pursuant to Section 8 of this Plan to receive shares of Common Stock (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

2.21 “Director” means a member of the Board.

2.22 “Disability” means, unless otherwise provided in an Award Agreement, with respect to a Participant who is a party to an Individual Agreement, which agreement contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment thereunder by the Company, “disability” or “permanent disability” as defined in the most recent of such agreements; or in all other cases, means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

2.23 “Dividend Equivalents” has the meaning set forth in Section 3.2(l) of this Plan.

2.24 “Effective Date” means May 10, 2017 or such later date as this Plan is initially approved by the Company’s stockholders.

2.25 “Eligible Recipients” means all Employees, all Non-Employee Directors and all Consultants.

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2.26 “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or a Subsidiary on the payroll records thereof. An Employee will not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or Subsidiary during such period. An individual will not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Statutory Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.27 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a section of the Exchange Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Exchange Act.

2.28 “Fair Market Value” means, with respect to the Common Stock, as of any date: (a) the closing sale price of the Common Stock as of such date at the end of the regular trading session, as reported by The New York Stock Exchange, the NASDAQ Stock Market, NYSE MKT or any national securities exchange on which the Common Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); (b) if the Common Stock is not so listed, admitted to unlisted trading privileges or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board, OTC Markets or other comparable quotation service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (c) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including the Company, the stockholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Common Stock that is made in good faith.

2.29 “Full Value Award” means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of shares of Common Stock.

2.30 “Good Reason” means, unless otherwise provided in an Award Agreement, the assignment to the Participant of any duties materially inconsistent in any respect with the Participant’s position (including a material negative change regarding the Participant’s status, offices, titles or reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (but not occurring solely as a result of the Company’s ceasing to be a publicly traded entity) existing immediately prior to the date of the Change in Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; provided, however, “Good Reason” will not be deemed to exist unless (a) written notice of termination on account thereof is given by the Participant to the Company no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason

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first occurs or arises; (b) if there exists (without regard to this clause (b)) an event or condition that constitutes Good Reason, the Company will have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition will not constitute Good Reason hereunder and (c) if not cured, the Participant must resign from employment for a Good Reason event or condition within sixty (60) days following the last day of the Company’s cure period. Any good faith determination of “Good Reason” made by the Committee will be conclusive. The Participant’s mental or physical incapacity following the occurrence of an event described in above clauses will not affect the Participant’s ability to terminate employment for Good Reason.

2.31 “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan and as determined pursuant to Section 5 of this Plan.

2.32 “Incentive Stock Option” means a right to purchase Common Stock granted to an Employee pursuant to Section 6 of this Plan that is designated as and intended to meet the requirements of an “incentive stock option” within the meaning of Section 422 of the Code.

2.33 “Individual Agreement” has the meaning set forth in Section 2.12 of this Plan.

2.34 “Individual Performance Goals” has the meaning set forth in Section 10.4 of this Plan.

2.35 “Individual Performance Participants” has the meaning set forth in Section 10.4 of this Plan.

2.36 “Maximum Payout” has the meaning set forth in Section 10.3 of this Plan.

2.37 “Non-Employee Director” means a Director who is not an Employee.

2.38 “Non-Employee Director Award” means any Non-Statutory Stock Option, Stock Appreciation Right or Full Value Award granted, whether singly, in combination, or in tandem, to an Eligible Recipient who is a Non-Employee Director, pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan, including any Non-Employee Director Option.

2.39 “Non-Employee Director Option” means a Non-Statutory Stock Option granted to a Non-Employee Director pursuant to Section 11 of this Plan.

2.40 “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of this Plan that is not intended to meet the requirements of or does not qualify as an Incentive Stock Option.

2.41 “Option” means an Incentive Stock Option or a Non-Statutory Stock Option, including a Non-Employee Director Option.

2.42 “Other Cash-Based Award” means an Award, denominated in cash, not otherwise described by the terms of this Plan, granted pursuant to Section 12 of this Plan.

2.43 “Other Stock-Based Award” means an Award, denominated in Shares, not otherwise described by the terms of this Plan, granted pursuant to Section 12 of this Plan.

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2.44 “Participant” means an Eligible Recipient who receives one or more Awards under this Plan.

2.45 “Participation Factor” has the meaning set forth in Section 10.2 of this Plan.

2.46 “Performance Award” means a right granted to an Eligible Recipient pursuant to Section 9 of this Plan to receive an amount of cash, number of shares of Common Stock, or a combination of both, contingent upon and the value of which at the time it is payable is determined as a function of the extent of the achievement of one or more Performance Goals during a specified Performance Period or the achievement of other objectives during a specified period.

2.47 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Section 162(m) of the Code for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan will be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.48 “Performance Goals” mean with respect to any applicable Award, one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures in the case of a Covered Employee or any performance measures in the case of a Participant that is not a Covered Employee, during the specified Performance Period, as set forth in the related Award Agreement.

2.49 “Performance Measure Element” has the meaning set forth in Section 13.1 of this Plan.

2.50 “Performance Measures” mean: (a) with respect to any Award intended to qualify as Performance-Based Compensation, any one or more of the measures described in Section 13.1 of this Plan on which the Performance Goals are based and which measures are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation; and (b) with respect to any other Award, any performance measures as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement for purposes of determining the applicable Performance Goal.

2.51 “Performance Period” means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.52 “Period of Restriction” means the period when a Restricted Stock Award or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Section 8 of this Plan.

2.53 “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

2.54 “Plan” means the Century Communities, Inc. 2017 Omnibus Incentive Plan, as may be amended from time to time.

2.55 “Plan Year” means the Company’s fiscal year.

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2.56 “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Award, that are to be issued to the Participant upon the grant, exercise, vesting or settlement of such Award.

2.57 “Prior Plan” means the Century Communities, Inc. 2013 Long-Term Incentive Plan, as amended and restated.

2.58 “Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 8.

2.59 “Restricted Stock Unit” means an award denominated in shares of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan.

2.60 “Retirement,” means, unless otherwise defined in the Award Agreement or in an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function or, if not so defined, means voluntary termination of employment or service by the Participant on or after the date the Participant reaches age fifty-five (55) with the present intention to leave the Company’s industry or to leave the general workforce.

2.61 “Scale Back” has the meaning set forth in Section 9.6.

2.62 “Securities Act” means the Securities Act of 1933, as amended. Any reference to a section of the Securities Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Securities Act.

2.63 “Separation from Service” has the meaning set forth in Section 17.2(b) of this Plan.

2.64 “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of this Plan to receive a payment from the Company, in the form of shares of Common Stock, cash or a combination of both, equal to the difference between the Fair Market Value of one or more shares of Common Stock and the grant price of such shares under the terms of such Stock Appreciation Right.

2.65 “Stock-Based Award” means any Award, denominated in Shares, made pursuant to this Plan, including Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards or Other Stock-Based Awards.

2.66 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.67 “Successor” has the meaning set forth in Section 17.1 of this Plan.

2.68 “Target Payout” has the meaning set forth in Section 10.2 of this Plan.

2.69 “Tax Date” means the date any withholding or employment related tax obligation arises under the Code or any Applicable Law for a Participant with respect to an Award.

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2.70 “Tax Laws” has the meaning set forth in Section 24.9 of this Plan.

3. Plan Administration.

3.1 The Committee. The Plan will be administered by the Committee. The Committee will act by majority approval of the members at a meeting or by unanimous written consent, and a majority of the members of the Committee will constitute a quorum. The Committee may exercise its duties, power and authority under this Plan in its sole discretion without the consent of any Participant or other party, unless this Plan specifically provides otherwise. The Committee will not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Award granted under this Plan.

3.2 Authority of the Committee. In accordance with and subject to the provisions of this Plan, the Committee will have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan, including the following:

(a) To designate the Eligible Recipients to be selected as Participants;

(b) To determine the nature, extent and terms of the Awards to be made to each Participant, including the amount of cash or number of shares of Common Stock to be subject to each Award, any exercise price or grant price, the manner in which Awards will vest, become exercisable, settled or paid out and whether Awards will be granted in tandem with other Awards, and the form of Award Agreement, if any, evidencing such Award;

(c) To determine the time or times when Awards will be granted;

(d) To determine the duration of each Award;

(e) To determine the terms, restrictions and other conditions to which the grant of an Award or the payment or vesting of Awards may be subject;

(f) To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration and in so doing, to correct any defect, omission, or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it will deem necessary or expedient to make this Plan fully effective;

(g) To determine Fair Market Value in accordance with Section 2.28 of this Plan;

(h) To amend this Plan or any Award Agreement, as provided in this Plan;

(i) To adopt subplans or special provisions applicable to Awards regulated by the laws of a jurisdiction other than, and outside of, the United States, which except as otherwise provided in this Plan, such subplans or special provisions may take precedence over other provisions of this Plan;

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(j) To authorize any person to execute on behalf of the Company any Award Agreement or any other instrument required to effect the grant of an Award previously granted by the Committee;

(k) To determine whether Awards will be settled in shares of Common Stock, cash or in any combination thereof;

(l) To determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant, subject to Section 14 of this Plan and any other provision of this Plan and which Dividend Equivalents may be subject to the same conditions and restrictions as the Awards to which they attach and may be settled in the form of cash, shares of Common Stock, or in any combination of both; and

(m) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock, including restrictions under an insider trading policy, stock ownership guidelines, restrictions as to the use of a specified brokerage firm for such resales or other transfers and other restrictions designed to increase equity ownership by Participants or otherwise align the interests of Participants with the Company’s stockholders.

3.3 Delegation. To the extent permitted by Applicable Law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more directors of the Company or one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Eligible Recipients to be recipients of Awards pursuant to this Plan; and (b) determine the size of any such Awards; provided, however, that (x) the Committee will not delegate such responsibilities to any such director(s) or officer(s) for any Awards granted to an Eligible Recipient: (i) who is a Non-Employee Director, considered a Covered Employee or who is subject to the reporting and liability provisions of Section 16 under the Exchange Act, or (ii) to whom authority to grant or amend Awards has been delegated hereunder; provided, further; that any delegation of administrative authority will only be permitted to the extent it is permissible under Section 162(m) of the Code and Applicable Law; (y) the resolution providing such authorization will set forth the type of Awards and total number of each type of Awards such director(s) or officer(s) may grant; and (z) such director(s) or officer(s) will report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. At all times, the delagatee appointed under this Section 3.3 will serve in such capacity at the pleasure of the Committee.

3.4 No Re-pricing. Notwithstanding any other provision of this Plan other than Section 4.5 of this Plan, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (a) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price or grant price; (b) canceling the underwater Option or Stock Appreciation Right in exchange for (i) cash; (ii) replacement Options or Stock Appreciation Rights having a lower exercise price or grant price; or (iii) other Awards; or (c) repurchasing the underwater Options or Stock Appreciation Rights and granting new Awards under this Plan. For purposes of this Section 3.4, an Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or grant price of the Stock Appreciation Right.

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3.5 Participants Based Outside of the United States. In addition to the authority of the Committee under Section 3.2(i) and notwithstanding any other provision of this Plan, the Committee may, in its sole discretion, amend the terms of this Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests or to meet objectives of this Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee will have no authority, however, to take action pursuant to this Section 3.5: (a) to reserve shares of Common Stock or grant Awards in excess of the limitations provided in Section 4.1 of this Plan; (b) to effect any re-pricing in violation of Section 3.4 of this Plan; (c) to grant Options or Stock Appreciation Rights having an exercise price or grant price less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date in violation of Section 6.3 or Section 7.3 of this Plan; or (d) for which stockholder approval would then be required pursuant to Section 21.3 of this Plan.

4. Shares Available for Issuance.

4.1 Maximum Number of Shares Available. Subject to adjustment as provided in Section 4.5 of this Plan, the maximum number of shares of Common Stock that will be available for issuance under this Plan will be the sum of:

(a) 850,000 shares of Common Stock; plus

(b) the number of shares of Common Stock remaining available for issuance under the Prior Plan but not subject to outstanding awards as of the Effective Date; plus

(c) the number of additional shares of Common Stock subject to awards outstanding under the Prior Plan as of the Effective Date but only to the extent that such outstanding awards are forfeited, cancelled, expire or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date.

4.2 Limits on Incentive Stock Options and Non-Employee Director Awards. Notwithstanding any other provisions of this Plan to the contrary and subject to adjustment as provided in Section 4.5 of this Plan,

(a) the maximum aggregate number of shares of Common Stock that will be available for issuance pursuant to Incentive Stock Options under this Plan will be 750,000 shares; and

(b) the maximum aggregate number of shares of Common Stock granted as an Award to any Non-Employee Director in any one Plan Year will be 50,000 shares; provided that such limit will not apply to any election of a Non-Employee Director to receive shares of Common Stock in lieu of all or a portion of any annual Board, committee, chair or other retainer, or any meeting fees otherwise payable in cash.

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4.3 Accounting for Awards. Shares of Common Stock that are issued under this Plan or that are subject to outstanding Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under this Plan only to the extent they are used; provided, however, that the full number of shares of Common Stock subject to a stock-settled Stock Appreciation Right or other Stock-Based Award will be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon settlement of such Stock Appreciation Right or other Stock-Based Award. Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on Awards issued under this Plan, any shares of Common Stock withheld to pay the exercise price or grant price of Awards under this Plan and any shares of Common Stock not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.5 or settlement of a Stock Appreciation Right in shares of Common Stock pursuant to Section 7.7 will be counted against the shares of Common Stock authorized for issuance under this Plan and will not be available again for grant under this Plan. Shares of Common Stock subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan. Any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award will not increase the number of shares of Common Stock available for future grant of Awards. Any shares of Common Stock related to Awards granted under this Plan or under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of Common Stock, will be available again for grant under this Plan and correspondingly increase the total number of shares of Common Stock available for issuance under this Plan under Section 4.1. To the extent permitted by Applicable Law, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or a Subsidiary pursuant to Section 22 of this Plan or otherwise will not be counted against shares of Common Stock available for issuance pursuant to this Plan. The shares of Common Stock available for issuance under this Plan may be authorized and unissued shares or treasury shares.

4.4 Annual Awards Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.5, will apply to grants of Awards unless the Committee specifically determines at the time of grant that an Award is not intended to qualify as Performance-Based Compensation under this Plan:

(a) The maximum aggregate number of shares of Common Stock subject to Options and Stock Appreciation Rights granted to any one Participant in any one Plan Year will be 500,000 shares.

(b) The maximum aggregate number of shares of Common Stock subject to Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units granted to any one Participant in any one Plan Year will be 500,000 shares.

(c) The maximum aggregate dollar amount or number of shares of Common Stock granted with respect to Performance Awards to any one Participant in any one Plan Year may not exceed $15,000,000 or 750,000 shares, determined as of the date of payout.

(d) The maximum aggregate dollar amount granted with respect to Annual Performance Cash Awards to any one Participant in any one Plan Year may not exceed $15,000,000, determined as of the date of payout.

(e) The maximum aggregate dollar amount granted with respect to Other Cash-Based Awards to any one Participant in any one Plan Year may not exceed $15,000,000, determined as of the date of payout.

(f) The maximum aggregate number of shares of Common Stock granted with respect to Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed 500,000 shares, determined as of the date of payout.

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In applying the foregoing Annual Award Limits, (i) all Awards of the specified type granted to the same person in the same Plan Year will be aggregated and made subject to one limit; (ii) the Share limits applicable to Options and Stock Appreciation Rights refer to the number of Shares underlying such Awards; (iii) the Share limit under clause (b), (c) or (f) refers to the maximum number of Shares that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (b), (c) or (f) assuming a maximum payout; (iv) Awards other than Cash-Based Awards that are settled in cash will count against the applicable share limit under clause (a), (b), (c) or (f) and not against the dollar limit under clause (d) or (e); and (v) the dollar limit under clause (d) or (e) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (d) or (e) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m) of the Code, including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

4.5 Adjustments to Shares and Awards.

(a) In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of Common Stock the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment or substitutions (which determination will be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sub-limits set forth in Section 4.2 of this Plan and the Annual Award Limits set forth in Section 4.4 of this Plan, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards; provided, however, that this Section 4.5 will not limit the authority of the Committee to take action pursuant to Section 17 of this Plan in the event of a Change in Control. The determination of the Committee as to the foregoing adjustments and/or substitutions, if any, will be final, conclusive and binding on Participants under this Plan.

(b) Notwithstanding anything else herein to the contrary, without affecting the number of shares of Common Stock reserved or available hereunder, the limits in Section 4.2 of this Plan and the Annual Award Limits in Section 4.4 of this Plan, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 422, 424 and 409A of the Code, as and where applicable.

4.6 Minimum Vesting Requirements on Awards. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 4.5 and 17 of the Plan, Awards granted under the Plan will vest no earlier than the one-year anniversary of the date the Award is granted and any Awards under this Plan which vest upon the attainment of Performance Goals will provide for a Performance Period of at least one (1) year; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock available pursuant to Section 4.1 above may be granted to any one or more eligible Directors, Consultants or Employees without respect to such minimum vesting condition. Nothing in this Section 4.6 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, termination of employment or service or the consummation of a Change in Control. This Section 4.6 will be inapplicable to substitute Awards granted pursuant to Section 22 of this Plan.

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4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Plan, if a Participant is subject to Section 16 of the Exchange Act, this Plan, the Award, and the Award Agreement will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule, and such additional limitations will be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.

4.8 Holding Period. Any net shares of Common Stock received by a Participant who is an executive officer of the Company in connection with the vesting or settlement of an Award under this Plan must be held by the Participant for at least twelve (12) months after such vesting or settlement, or if earlier, termination of employment or satisfaction of the Company’s stock ownership guidelines, as in effect from time to time. For purposes of this Section 4.8, “net shares” means those shares of Common Stock that remain after shares of Common Stock are sold or netted to pay the exercise price of Options or grant price of Stock Appreciation Rights (if applicable) and any applicable withholding or estimated taxes associated with an Option, Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, or other Stock-Based Award under this Plan.

5. Participation.

Participants in this Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of the objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Awards, singly or in combination or in tandem with other Awards, as may be determined by the Committee in its sole discretion. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

6. Options.

6.1 Grant. An Eligible Recipient may be granted one or more Options under this Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Incentive Stock Options may be granted solely to eligible Employees of the Company or a Subsidiary. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be a Non-Statutory Stock Option. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

6.2 Award Agreement. Each Option grant will be evidenced by an Award Agreement that will specify the exercise price of the Option, the maximum duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which an Option will become vested and exercisable, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan. The Award Agreement also will specify whether the Option is intended to be an Incentive Stock Option or a Non-Statutory Stock Option.

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6.3 Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 will be determined by the Committee in its sole discretion at the time of the Option grant; provided, however, that such price will not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date (one hundred and ten percent (110%) of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

6.4 Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant, including (a) the achievement of one or more of the Performance Goals; or that (b) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period; provided, however, that no Option may be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an Incentive Stock Option that is granted to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 19 of this Plan, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.

6.5 Payment of Exercise Price.

(a) The total purchase price of the shares of Common Stock to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, either by actual delivery or attestation as to ownership, of Previously Acquired Shares; (iii) a “net exercise” of the Option (as further described in paragraph (b), below); (iv) by a combination of such methods; or (v) any other method approved or accepted by the Committee in its sole discretion. Notwithstanding any other provision of this Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any Awards granted under this Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(b) In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 16 of this Plan.

(c) For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the exercise date of the Option.

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6.6 Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.5 of this Plan.

7. Stock Appreciation Rights.

7.1 Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under this Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Stock Appreciation Rights may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

7.2 Award Agreement. Each Stock Appreciation Right will be evidenced by an Award Agreement that will specify the grant price of the Stock Appreciation Right, the term of the Stock Appreciation Right, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

7.3 Grant Price. The grant price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the Grant Date; provided, however, that such price may not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date.

7.4 Exercisability and Duration. A Stock Appreciation Right will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its Grant Date. Notwithstanding the foregoing, if the exercise of a Stock Appreciation Right that is exercisable in accordance with its terms is prevented by the provisions of Section 19 of this Plan, the Stock Appreciation Right will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Stock Appreciation Right.

7.5 Manner of Exercise. A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6 of this Plan, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.

7.6 Settlement. Upon the exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a share of Common Stock on the date of exercise over the per share grant price; by

(b) The number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

7.7 Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.6 of this Plan will be made in accordance with the terms of the applicable Award Agreement, in cash, shares of Common Stock or a combination thereof, as the Committee determines.

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8. Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.

8.1 Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards, Restricted Stock Units or Deferred Stock Units under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Restricted Stock Units will be similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Grant Date of the Restricted Stock Units. Restricted Stock Units and Deferred Stock Units will be denominated in shares of Common Stock but paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, will determine, and as provided in the Award Agreement.

8.2 Award Agreement. Each Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit grant will be evidenced by an Award Agreement that will specify the type of Award, the period(s) of restriction, the number of shares of restricted Common Stock, or the number of Restricted Stock Units or Deferred Stock Units granted, and such other provisions as the Committee will determine that are not inconsistent with the terms of this Plan.

8.3 Conditions and Restrictions. Subject to the terms and conditions of this Plan, including Sections 4.6 and 4.8 of this Plan, the Committee will impose such conditions or restrictions on a Restricted Stock Award, Restricted Stock Units or Deferred Stock Units granted pursuant to this Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each share of Common Stock underlying a Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions, restrictions under Applicable Laws or holding requirements or sale restrictions placed on the shares of Common Stock by the Company upon vesting of such Restricted Stock Award, Restricted Stock Units or Deferred Stock Units.

8.4 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will be granted the right to exercise full voting rights with respect to the shares of Common Stock underlying such Restricted Stock Award during the Period of Restriction. A Participant will have no voting rights with respect to any Restricted Stock Units or Deferred Stock Units granted hereunder.

8.5 Dividend Rights.

(a) Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will have the same dividend rights as the Company’s other stockholders. Notwithstanding the foregoing any such dividends as to a Restricted Stock Award that is subject to vesting requirements will be subject to forfeiture and termination to the same extent as the Restricted Stock Award to which such dividends relate and the Award Agreement may require that any cash dividends be reinvested in additional shares of Common Stock subject to the Restricted Stock Award and subject to the same conditions and restrictions as the Restricted Stock Award with respect to which the dividends were paid. In no event will dividends with respect to Restricted Stock Awards that are subject to vesting be paid or distributed until the vesting provisions of such Restricted Stock Award lapse.

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(b) Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, prior to settlement or forfeiture, any Restricted Stock Units or Deferred Stock Unit awarded under this Plan may, at the Committee’s discretion, carry with it a right to Dividend Equivalents. Such right entitles the Participant to be credited with any amount equal to all cash dividends paid on one share of Common Stock while the Restricted Stock Unit or Deferred Stock Unit is outstanding. Dividend Equivalents may be converted into additional Restricted Stock Units or Deferred Stock Units and may (and will, to the extent required below) be made subject to the same conditions and restrictions as the Restricted Stock Units or Deferred Stock Units to which they attach. Settlement of Dividend Equivalents may be made in the form of cash, in the form of shares of Common Stock, or in a combination of both. Dividend Equivalents as to Restricted Stock Units or Deferred Stock Units will be subject to forfeiture and termination to the same extent as the corresponding Restricted Stock Units or Deferred Stock Units as to which the Dividend Equivalents relate. In no event will Participants holding Restricted Stock Units or Deferred Stock Units receive any Dividend Equivalents on such Restricted Stock Units or Deferred Stock Units until the vesting provisions of such Restricted Stock Units or Deferred Stock Units lapse.

8.6 Enforcement of Restrictions. To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates representing Restricted Stock Awards referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book entry stock account with the Company’s transfer agent. Alternatively, Restricted Stock Awards may be held in non-certificated form pursuant to such terms and conditions as the Company may establish with its registrar and transfer agent or any third-party administrator designated by the Company to hold Restricted Stock Awards on behalf of Participants.

8.7 Lapse of Restrictions; Settlement. Except as otherwise provided in this Plan, including without limitation this Section 8 or Section 4.8 and 18.4 of this Plan, shares of Common Stock underlying a Restricted Stock Award will become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations). Upon the vesting of a Restricted Stock Unit, the Restricted Stock Unit will be settled, subject to the terms and conditions of the applicable Award Agreement, (a) in cash, based upon the Fair Market Value of the vested underlying shares of Common Stock, (b) in shares of Common Stock or (c) a combination thereof, as provided in the Award Agreement, except to the extent that a Participant has properly elected to defer income that may be attributable to a Restricted Stock Unit under a Company deferred compensation plan or arrangement.

8.8 Section 83(b) Election for Restricted Stock Award. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant must file, within thirty (30) days following the Grant Date of the Restricted Stock Award, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the award under Section 83(b) of the Code.

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9. Performance Awards.

9.1 Grant. An Eligible Recipient may be granted one or more Performance Awards under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, including the achievement of one or more Performance Goals.

9.2 Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the amount of cash, shares of Common Stock, other Awards, or combination of both to be received by the Participant upon payout of the Performance Award, any Performance Goals upon which the Performance Award is subject, any Performance Period during which any Performance Goals must be achieved and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

9.3 Vesting. Subject to the terms of this Plan, the Committee may impose such restrictions or conditions, not inconsistent with the provisions of this Plan, to the vesting of such Performance Awards as it deems appropriate, including the achievement of one or more of the Performance Goals.

9.4 Earning of Performance Award Payment. Subject to the terms of this Plan and the Award Agreement, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payout on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved and such other restrictions or conditions imposed on the vesting and payout of the Performance Awards has been satisfied.

9.5 Reassignment. If prior to the end of a Performance Period, but after the conclusion of one year of the Performance Period, a Participant holding Performance Awards is reassigned to a position with the Company or any Subsidiary, and that position is not eligible to participate in such a Performance Award, but the Participant does not terminate employment or service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion: (a) cause shares of Common Stock to be delivered or payment made with respect to the Participant’s Performance Award in accordance with Section 9.7 of this Plan, but only if otherwise earned for the entire Performance Period or (b) cause shares of Common Stock to be delivered or payment made with respect to the Participant’s Performance Award in accordance with Section 9.7 of this Plan, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such reassignment, with proration based on the number of months or years such Participant served in the prior position during the Performance Period.

9.6 Committee Discretion to Scale Back Awards. At any time during a Performance Period of more than one fiscal year, the Committee may, in its discretion, cancel a portion of a Performance Award prior to the conclusion of the Performance Period (a “Scale Back”), provided that:

(a) the Performance Award has not yet vested;

(b) based on financial information contained in the financial statements or similar internal reports of the Company or any Subsidiary, as the case may be, the Committee determines that the Performance Goals for the Performance Period cannot be achieved at the maximum levels established at the time of grant;

(c) Performance Awards will be Scaled Back in proportion to the estimated short fall in achievement of Performance Goals from maximum levels;

(d) all Performance Awards for the same Performance Period are Scaled Back by the same percentage;

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(e) once a Performance Award is Scaled Back, it may not again be increased to add or recover a Performance Award that was canceled; and

(f) Performance Awards canceled in a Scale Back will again be available to the Committee for grant of new Performance Awards for any future Performance Period. This provision will not be used in any manner that could have the effect of repricing a previous Performance Award.

9.7 Form and Timing of Performance Award Payment. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payment on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Payment of earned Performance Awards will be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Awards in the form of cash, in shares of Common Stock or other Awards (or in a combination thereof) equal to the value of the earned Performance Awards at the close of the applicable Performance Period. Payment of any Performance Award will be made as soon as practicable after the Committee has determined the extent to which the applicable Performance Goals have been achieved and not later than the fifteenth (15th) day of the third (3rd) month immediately following the later of the end of the Company’s fiscal year in which the Performance Period ends and any additional vesting restrictions are satisfied or the end of the calendar year in which the Performance Period ends and any additional vesting restrictions are satisfied, except to the extent that a Participant has properly elected to defer payment that may be attributable to a Performance Award under a Company deferred compensation plan or arrangement. The determination of the Committee with respect to the form and time of payment of Performance Awards will be set forth in the Award Agreement pertaining to the grant of the Performance Award. Any shares of Common Stock or other Awards issued in payment of earned Performance Awards may be granted subject to any restrictions deemed appropriate by the Committee, including that the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period.

9.8 Dividend Rights. Participants holding Performance Awards granted under this Plan will not receive any cash dividends or Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to such Performance Awards during the period between the date that such Performance Awards are granted and the date such Performance Awards are settled.

10. Annual Performance Cash Awards.

10.1 Grant. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant to Eligible Recipients Awards denominated in cash in such amounts and upon such terms as the Committee may determine, based on the achievement of specified Performance Goals for annual periods or other time periods as determined by the Committee (the “Annual Performance Cash Awards”).

10.2 Target Payout. The target amount that may be paid with respect to an Annual Performance Cash Award (the “Target Payout”) will be determined by the Committee pursuant to Section 13.2 of this Plan and will be based on a percentage of a Participant’s actual annual base compensation at the time of grant (“Participation Factor”), within the range established by the Committee for each Participant and subject to adjustment as provided in the second to last sentence of this Section 10.2. The Chief Executive Officer may approve modifications to the Participation Factor for any Participant who is not a Covered Employee, if such modification is based on level of responsibility. The Committee may establish curves, matrices or other measurements for prorating the amount of payments for achievement of Performance Goals at less or greater than the Target Payout.

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10.3 Maximum Payout. The Committee also may establish a maximum potential payout amount (the “Maximum Payout”) with respect to an Annual Performance Cash Award in the event Performance Goals are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of payments for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.

10.4 Individual Performance Goals. At the time an Annual Performance Cash Award is granted, the Committee may provide for an increase in the Target Payout and the Maximum Payout (as either may be prorated in accordance with Sections 10.2 and 10.3 of this Plan) for selected Participants (“Individual Performance Participants”) to reflect the achievement of individual performance goals (“Individual Performance Goals”) established at that time by the Committee. The Committee will have the discretion to reduce by an amount up to 100% the amount that would otherwise be paid under the payout formula to an Individual Performance Participant based on the Committee’s evaluation of the individual’s achievement of the Individual Performance Goals.

10.5 Payment. Payment of any earned Annual Performance Cash Awards will be made as soon as possible after the Committee has determined the extent to which the applicable Performance Goals and Individual Performance Goals have been achieved and not later than the fifteenth (15th) day of the third (3rd) month immediately following the later of the end of the Company’s fiscal year in which the Performance Period ends or the end of the calendar year in which the Performance Period ends, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Annual Performance Cash Award under a Company deferred compensation plan or arrangement.

11. Non-Employee Director Awards.

11.1 Automatic and Non-Discretionary Awards to Non-Employee Directors. Subject to such terms and conditions, consistent with the other provisions of this Plan, the Committee at any time and from time to time may approve resolutions providing for the automatic grant to Non-Employee Directors of Non-Employee Director Awards granted under this Plan and may grant to Non-Employee Directors such discretionary Non-Employee Director Awards on such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, and set forth in an applicable Award Agreement. Such Non-Employee Director Awards will not be subject to management’s discretion.

11.2 Deferral of Award Payment; Election to Receive Award in Lieu of Retainers. The Committee may permit Non-Employee Directors the opportunity to defer the payment of an Award pursuant to such terms and conditions as the Committee may prescribe from time to time. In addition, the Committee may permit Non-Employee Directors to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainers, meeting fees, or other fees in Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Stock-Based Awards as contemplated by this Plan in lieu of cash.

12. Other Cash-Based Awards and Other Stock-Based Awards.

12.1 Other Cash-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan in such amounts and upon such terms as the Committee may determine.

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12.2 Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee will determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants as a bonus or in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

12.3 Value of Other Cash-Based Awards and Other Stock-Based Awards. Each Other Cash-Based Award will specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award will be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish Performance Goals in its discretion for any Other Cash-Based Award or any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Other Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

12.4 Payment of Other Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to an Other Cash-Based Award or an Other Stock-Based Award will be made in accordance with the terms of the Award, in cash for any Other Cash-Based Award and in cash or shares of Common Stock for any Other Stock-Based Award, as the Committee determines, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Other Cash-Based Award or Other Stock-Based Award under a Company deferred compensation plan or arrangement.

13. Performance-Based Compensation.

13.1 Performance Measures. The Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation will be limited to one or more specified objective Performance Measures that are based on any of the following Performance Measure elements as determined by the Committee (each, a “Performance Measure Element”): sales and revenue measures: gross revenue, sales allowances, net revenue, invoiced revenue, collected revenue, revenues from new products, bad debts, home closings, orders, backlog, annual or multi-year “net-back” sales”; expense measures: direct material costs, direct labor costs, indirect labor costs, direct manufacturing costs, indirect manufacturing costs, cost of goods sold, sales, general and administrative expenses, operating expenses, non-cash expenses, tax expense, non-operating expenses, total expenses; profitability and productivity measures: gross margin, net operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), net operating income after taxes (NOPAT), net income, net income before taxes, net cash flow, net cash flow from operations, maintenance or improvement of profit margins; asset utilization and effectiveness measures: cash, excess cash, accounts receivable, inventory (WIP or finished goods), inventory days on hand, days sales outstanding, current assets, working capital, total capital, fixed assets, total assets, change in net assets, standard hours, plant utilization, purchase price variance, manufacturing overhead variance; debt and equity measures: accounts payable, current accrued liabilities, total current liabilities, total debt, debt principal payments, net current borrowings, total long-term debt, credit rating, retained earnings, total preferred equity, total common equity, total equity, cash-to-debt, interest coverage,

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liquidity; stockholder and return measures: earnings per share (diluted and fully diluted), stock price, dividends, shares repurchased, total return to stockholders, price/earnings ratio, market capitalization, book value, debt coverage ratios, return on assets, return on equity, return on invested capital, economic profit (for example, economic value added); customer and market measures: customer satisfaction, customer retention, customer service/care, brand awareness and perception, market share, warranty rates, product quality, inventory, strategic business objectives, introduction of new products, procurement of land/well located lots, mortgage capture rates, acquisition/entrance into new markets, land and other asset acquisitions, strategic asset sales or acquisitions, improvements in capital structure; organizational and employee measures: headcount, employee performance, employee productivity, standard hours, employee engagement/satisfaction, employee turnover, employee diversity, safety, satisfactory completion of major project or organizational initiative, supervision of litigation. Any Performance Measure Element can be a Performance Measure. In addition, any of the Performance Measure Element(s) can be used in an algebraic formula (e.g., averaged over a period, combined into a ratio, compared to a budget or standard, compared to previous periods or other formulaic combinations) based on the Performance Measure Elements to create a Performance Measure. Any Performance Measure(s) may be used to measure the performance of the Company or Subsidiary as a whole or any division or business unit of the Company, product or product group, region or territory, or Subsidiary, or any combination thereof, as the Committee may deem appropriate. Any Performance Measure(s) can be compared to the performance of a peer group or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any Performance Measure(s) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to any Performance Measure(s) specified in this Section 13.1.

13.2 Establishment of Performance Goals. Any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation will be granted, and Performance Goals for such an Award will be established, by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period to which the Performance Goals relate, or such other period required under Section 162(m) of the Code; provided, however, that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after twenty-five percent (25%) of the Performance Period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

13.3 Certification of Payment. Before any payment is made in connection with any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to such Award have been achieved.

13.4 Evaluation of Performance. The Committee may provide in any such Award Agreement including Performance Goals that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) items related to a change in accounting principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside

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the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. To the extent such inclusions or exclusions affect Awards to Covered Employees, they will be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

13.5 Adjustment of Performance Goals, Performance Periods or other Vesting Criteria. Subject to Section 13.6 of this Plan, the Committee may amend or modify the vesting criteria (including any Performance Goals, Performance Measures or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Sections 13.4 or 4.5(a) of this Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, will be final, conclusive and binding on Participants under this Plan. For all Awards intended to qualify as Performance-Based Compensation, such determinations will be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

13.6 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee will retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

13.7 Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee will have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that will not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and base vesting on Performance Measures other than those set forth in Section 13.1 of this Plan.

14. Dividend Equivalents.

Subject to the provisions of this Plan and any Award Agreement, any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to any Award (including any Award that has been deferred), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settles, is paid or expires, as determined by the Committee. Such Dividend Equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee and the Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to an Option or Stock Appreciation Right or unvested Performance Awards; and further, no dividend or Dividend Equivalents will be paid out with respect to any unvested Awards.

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15. Effect of Termination of Employment or Other Service.

15.1 Termination Due to Cause. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 15.4 and 15.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for Cause:

(a) All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination will be immediately terminated and forfeited;

(b) All outstanding but unvested Restricted Stock Awards, Restricted Stock Units, Performance Awards Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; and

(c) All other outstanding Awards to the extent not vested will be immediately terminated and forfeited.

15.2 Termination Due to Death, Disability or Retirement. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or the terms of an Individual Agreement or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 15.4, 15.5 and 17 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability of a Participant, or in the case of a Participant that is an Employee, Retirement:

(a) All outstanding Options (excluding Non-Employee Director Options in the case of Retirement) and Stock Appreciation Rights held by the Participant as of the effective date of such termination or Retirement will, to the extent exercisable as of the date of such termination or Retirement, remain exercisable for a period of one (1) year after the date of such termination or Retirement (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of the date of such termination or Retirement will be terminated and forfeited;

(b) All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination or Retirement will be terminated and forfeited;

(c) All outstanding unvested Restricted Stock Units, Performance Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination or Retirement will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause shares of Common Stock to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that

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the Participant was employed or performed services during the Performance Period. The Committee will consider the provisions of Section 15.5 of this Plan and will have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Common Stock or other payment, including whether the Participant again becomes employed; and

(d) If the effective date of such termination or Retirement is before the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant will be terminated and forfeited; and if the effective date of such termination or Retirement is on or after the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant will be paid to the Participant in accordance with the payment terms of such Award.

15.3 Termination for Reasons Other than Death, Disability or Retirement. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 15.4, 15.5 and 17 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than for Cause or death or Disability of a Participant, or in the case of a Participant that is an Employee, Retirement:

(a) All outstanding Options (including Non-Employee Director Options) and Stock Appreciation Rights held by the Participant as of the effective date of such termination will, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination will be terminated and forfeited.

(b) All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination will be terminated and forfeited;

(c) All outstanding unvested Restricted Stock Units, Performance Awards, Annual Performance Cash Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated by the Company without Cause prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause Shares to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period.

15.4 Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 15, upon a Participant’s termination of employment or other service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any

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time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Annual Performance Cash Awards, Non-Employee Director Awards, Other Cash-Based Awards and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date; (b) the Committee may not take any action not permitted pursuant to Section 13.6 of this Plan; and (c) any such action by the Committee adversely affecting any outstanding Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 4.5, 15.5, 17 or 21 of this Plan).

15.5 Additional Forfeiture Events.

(a) Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Plan, including this Section 15.5, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant will terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion will have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares of Common Stock subject to any Award). The Company may defer the exercise of any Option or Stock Appreciation Right for a period of up to six (6) months after receipt of the Participant’s written notice of exercise or the issuance of share certificates upon the vesting of any Award for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action. The Company will be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 15.5(a) will not apply to any Participant following a Change in Control.

(b) Forfeiture or Clawback of Awards Under Applicable Law and Company Policy. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse the Company for the amount of any Award received by such individual under this Plan during the 12-month period following the first public issuance or filing with the Securities and Exchange

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Commission, as the case may be, of the financial document embodying such financial reporting requirement. The Company also may seek to recover any Award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by Applicable Law or under the requirements of any stock exchange or market upon which the shares of Common Stock are then listed or traded. In addition, all Awards under this Plan will be subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the Company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable Award Agreement.

16. Payment of Withholding Taxes.

16.1 General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award. When withholding shares of Common Stock for taxes is effected under this Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company.

16.2 Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 16.1 of this Plan by withholding shares of Common Stock underlying an Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.

17. Change in Control.

17.1 Definition of Change in Control. Unless otherwise provided in an Award Agreement or Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, a “Change in Control” will mean the occurrence of any of the following:

(a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any entity with respect to which, following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity’s governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial

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owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(b) The consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

(c) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

17.2 Continuation, Assumption or Substitution of Outstanding Awards; Treatment Upon Subsequent Termination. In the event of a Change in Control, the surviving or successor organization (or a parent or subsidiary thereof) (the “Successor”) may continue, assume or substitute equivalent awards (with such adjustments as may be required or permitted by Section 4.5 of this Plan). The Successor may elect to continue, assume or substitute only some Awards or portions of Awards. A substitute equivalent award must (i) have a value at least equal to the value of the Award being substituted; (ii) relate to a publicly-traded equity security of the Successor involved in the Change in Control or another entity that is affiliated with the Company or the Successor following the Change in Control; (iii) be the same type of award as the Award being substituted; (iv) be vested to the extent vested at the time of and as a result of the Change in Control and (v) have other terms and conditions (including vesting, exercisability and effect of termination within two (2) years following a Change in Control) that are not less favorable to the Participant than the terms and conditions of the Award being substituted, in each case, as determined by the Committee (as constituted prior to the Change in Control) in its sole discretion. If an Award is continued, assumed or substituted by the Successor and within two (2) years following a Change in Control the Participant (i) is terminated by the Successor (or an Affiliate thereof) without Cause or (ii) if the Participant is an executive officer of the Company (who is subject to reporting under Section 16 of the Exchange Act) or was an executive officer of the Company immediately prior to the Change in Control and resigns for Good Reason, the following rules will apply to the continued, assumed or substituted Awards, unless otherwise specifically provided in the applicable Award Agreement:

(a) Any and all Options and Stock Appreciation Rights will vest and become immediately exercisable as of the termination or resignation and will remain exercisable until the earlier of the expiration of its full specified term or the first anniversary of the date of such termination or resignation.

(b) All restrictions imposed on Restricted Stock, Restricted Stock Units or Deferred Units that are not performance-based will lapse. Such Restricted Stock Units and Deferred Stock Units will be settled and paid in cash or shares of Common Stock as provided in the Award Agreement. If such Restricted Stock Units or Deferred Stock Units are exempt from the requirements of Section 409A of the Code, the Restricted Stock Units or Deferred Stock Units will be paid within thirty (30) days following the termination or resignation. If such Restricted Stock Units or Deferred Stock Units are subject to the requirements of Section 409A of the Code,

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then the Restricted Stock Units or Deferred Stock Units will be paid within the thirty (30) day period following the Participant’s separation from service (within the meaning of Section 409A of the Code) (a “Separation from Service”); provided, however, that if at the time of the Participant’s Separation from Service, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended, except as permitted under Code Section 409A, until the first business day after the earlier of (i) the date that is six (6) months after the date of the Participant’s Separation from Service or (ii) the Participant’s death.

(c) All vested and earned Awards that are performance-based for which the Performance Period has been completed as of the date of such termination or resignation but have not yet been paid will be paid in cash or Shares and at such time as provided in the Award Agreement. All performance-based Awards for which the Performance Period has not been completed as of the date of such termination or resignation will immediately vest and be earned in full, and paid out with respect to each Performance Goal based on actual performance achieved through the date of such termination or resignation with the manner of payment to be made in cash or Shares as provided in the Award Agreement within thirty (30) days following the date of such termination or resignation. If such Awards are subject to the requirements of Section 409A of the Code, then the Awards will be paid within the thirty (30) day period following the Participant’s Separation from Service; provided, however, that if at such time, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended, except as permitted under Code Section 409A, until to the first business day after the earlier of (i) the date that is six (6) months after the date of the Separation from Service or (ii) the Participant’s death.

17.3 No Continuation, Assumption or Substitution of Outstanding Awards; Dissolution or Liquidation. In the event of a Change in Control, any outstanding Awards that are not continued, assumed or substituted with equivalent awards by the Successor pursuant to Section 17.2 of this Plan, or in the case of a dissolution or liquidation of the Company, all Awards, will be subject to the following rules, in each case effective immediately prior to such Change in Control but conditioned upon the completion of such Change in Control:

(a) Any Options and Stock Appreciation Rights will be fully vested and exercisable and the Committee will either (1) give a Participant a reasonable opportunity to exercise the Option and Stock Appreciation Right before the transaction resulting in the Change in Control (including cashless exercise by a Participant) or (2) pay the Participant the difference between the exercise price for such Option or the grant price for such Stock Appreciation Right and the per Share consideration provided to other similarly situated stockholders in such Change in Control; provided, however, that if the exercise price of such Option or the grant price of such Stock Appreciation Right exceeds the aforementioned consideration provided, then the Option or Stock Appreciation Right will be canceled and terminated without any payment. In either case, such Option or Stock Appreciation Right will be cancelled. The Committee will not be obligated to treat all Options and Stock Appreciation Rights subject to this Section 17.3 in the same manner. The exercise of any Option or Stock Appreciation Right whose exercisability is accelerated as provided in this Section 17.3 will be conditioned upon the consummation of the Change in Control and will be effective only immediately before such consummation.

(b) All restrictions imposed on Restricted Stock, Restricted Stock Units or Deferred Stock Units that are not performance-based will lapse. Such Restricted Stock Units or Deferred Stock Units will be settled and paid in cash or shares of Common Stock as provided in the Award Agreement. If Restricted Stock Units or Deferred Stock Units are exempt from the requirements of Section 409A of the Code, then the Restricted Stock Units or Deferred Stock Units will be paid

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within thirty (30) days following the Change in Control. If Restricted Stock Units or Deferred Stock Units are subject to the requirements of Section 409A of the Code, then the time of payment will depend on whether the Change in Control is a distribution event under Treasury Regulation § 1.409A-3(a)(5) (a “409A Change in Control”). If the Change in Control is a 409A Change in Control, then the Restricted Stock Units or Deferred Stock Units subject to the requirements of Section 409A of the Code will be paid within the thirty (30) day period following the Change in Control. If the Change in Control is not a 409A Change in Control, Restricted Stock Units or Deferred Stock Units subject to the requirements of Section 409A of the Code will be paid as of the earlier of the time specified in the Award Agreement or within the thirty (30) day period following the date the Participant has a Separation from Service following such Change in Control; provided, however, that if at the time of the Participant’s Separation from Service, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended, except as permitted under Code Section 409A, until the first business day after the earlier of (i) the date that is six (6) months after the date of the Participant’s Separation from Service or (ii) the Participant’s death.

(c) All vested and earned Awards that are performance-based for which the Performance Period has been completed as of the date of the Change in Control but have not yet been paid will be paid in cash or Shares and at such time as provided in the Award Agreement. All performance-based Awards for which the Performance Period has not been completed as of the date of the Change in Control will immediately vest and be earned in full, and paid out with respect to each Performance Goal based on actual performance achieved through the date of such Change in Control with the manner of payment to be made in cash or Shares as provided in the Award Agreement as soon as reasonably practicable after the Change in Control, but no later than within thirty (30) days following the date of the Change in Control; provided, however that if any such payment is to be made in Shares, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control.

17.4 Alternative Special Treatment of Performance-Based Awards. Notwithstanding Section 17.2 and 17.3 above, in the event of a Change in Control, the Committee, may decide in its discretion that, in lieu of treatment under Section 17.2 or 17.3 above, with respect to any outstanding Performance Awards, (i) the Performance Period will end as of the date immediately prior to such Change in Control and the Committee will determine the extent to which the Performance Goals applicable to such Performance Award have been satisfied at such time, (ii) the portion of such Performance Award that is deemed to have been earned pursuant to clause (i) above will be converted into a time-vesting Award of equivalent value to which any service vesting requirements applicable to the predecessor Performance Award will continue to apply and (iii) the converted time-vesting Award will be paid or settled on the settlement date or dates as provided under the terms of the predecessor Performance Award that would have applied had a Change in Control not occurred; provided however, that if within two (2) years following a Change in Control the Participant (i) is terminated by the Successor (or an Affiliate thereof) without Cause or (ii) if the Participant is an executive officer of the Company (who is subject to reporting under Section 16 of the Exchange Act) or was an executive officer of the Company immediately prior to the Change in Control and resigns for Good Reason, any service vesting requirements applicable to any such converted Award will be deemed to have been met and such converted Award will be immediately paid or settled upon such termination. The Committee will not be obligated to treat all Performance Awards subject to this Section 17.4 in the same manner.

17.5 Limitation on Change in Control Payments. Notwithstanding anything in this Section 17 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of a Stock-Based Award (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any

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other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 17.2 of this Plan will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction will be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments; and provided, further that such payments will be reduced (or acceleration of vesting eliminated) by first reducing or eliminating payments or benefits the full value of which are required to be recognized as contingent upon a Change in Control (determined in accordance with Treasury Regulation § 1.280G-1, Q/A-24), followed by reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from such date. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 17.5 will not apply and any “payments” to a Participant pursuant to Section 17 of this Plan will be treated as “payments” arising under such separate agreement; provided, however, such separate agreement may not modify the time or form of payment under any Award that constitutes deferred compensation subject to Section 409A of the Code if the modification would cause such Award to become subject to the adverse tax consequences specified in Section 409A of the Code.

17.6 Exceptions. Notwithstanding anything in this Section 17 to the contrary, individual Award Agreements or Individual Agreements between a Participant and the Company or one of its Subsidiaries or Affiliates may contain provisions with respect to vesting, payment or treatment of Awards upon the occurrence of a Change in Control, and the terms of any such Award Agreement or Individual Agreement will govern to the extent of any inconsistency with the terms of this Section 17. The Committee will not be obligated to treat all Awards subject to this Section 17 in the same manner. The timing of any payment under this Section 17  may be governed by any election to defer receipt of a payment made under a Company deferred compensation plan or arrangement.

18. Rights of Eligible Recipients and Participants; Transferability.

18.1 Employment. Nothing in this Plan or an Award Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue employment or other service with the Company or any Subsidiary.

18.2 No Rights to Awards. No Participant or Eligible Recipient will have any claim to be granted any Award under this Plan.

18.3 Rights as a Stockholder. Except as otherwise provided in the Award Agreement, a Participant will have no rights as a stockholder with respect to shares of Common Stock covered by any Stock-Based Award unless and until the Participant becomes the holder of record of such shares of Common Stock and then subject to any restrictions or limitations as provided herein or in the Award Agreement.

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18.4 Restrictions on Transfer.

(a) Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting, issuance or settlement of such Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b) A Participant will be entitled to designate a beneficiary to receive an Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 15 of this Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 15 of this Plan) may be made by, the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under this Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.

(c) Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent (50%) of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including execution or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

(d) The Committee may impose such restrictions on any shares of Common Stock acquired by a Participant under this Plan as it may deem advisable, including minimum holding period requirements in addition to those under Section 4.8 of this Plan, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Common Stock is then listed or traded, or under any blue sky or state securities laws applicable to such shares or the Company’s insider trading policy.

18.5 Non-Exclusivity of this Plan. Nothing contained in this Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

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19. Securities Law and Other Restrictions.

Notwithstanding any other provision of this Plan or any Award Agreements entered into pursuant to this Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under this Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

20. Deferred Compensation; Compliance with Section 409A.

It is intended that all Awards issued under this Plan be in a form and administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. With respect to an Award that constitutes a deferral of compensation subject to Code Section 409A: (a) if any amount is payable under such Award upon a termination of service, a termination of service will be treated as having occurred only at such time the Participant has experienced a Separation from Service; (b) if any amount is payable under such Award upon a Disability, a Disability will be treated as having occurred only at such time the Participant has experienced a “disability” as such term is defined for purposes of Code Section 409A; (c) if any amount is payable under such Award on account of the occurrence of a Change in Control, a Change in Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as such terms are defined for purposes of Code Section 409A, (d) if any amount becomes payable under such Award on account of a Participant’s Separation from Service at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment will be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the date of the Participant’s Separation from Service or (ii) the Participant’s death, and (e) no amendment to or payment under such Award will be made except and only to the extent permitted under Code Section 409A.

21. Amendment, Modification and Termination.

21.1 Generally. Subject to other subsections of this Section 21 and Sections 3.4 and 21.3 of this Plan, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Common Stock or other terms and conditions of an Award, extend the term of an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however that the amended or modified terms are permitted by this Plan as then in effect, including without limitation Section 3.4 of this Plan and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

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21.2 Stockholder Approval. No amendments to this Plan will be effective without approval of the Company’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Common Stock is then traded, applicable state corporate laws or regulations, applicable federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan; or (b) such amendment would: (i) modify Section 3.4 of this Plan; (ii) materially increase benefits accruing to Participants; (iii) increase the aggregate number of shares of Common Stock issued or issuable under this Plan; (iv) increase any limitation set forth in this Plan on the number of shares of Common Stock which may be issued or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (v) modify the eligibility requirements for Participants in this Plan; or (vi) reduce the minimum exercise price or grant price as set forth in Sections 6.3 and 7.3 of this Plan.

21.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.4, 4.5, 13.5, 15, 17, 20 or 21.4 of this Plan.

21.4 Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.4 to any Award granted under this Plan without further consideration or action.

22. Substituted Awards.

The Committee may grant Awards under this Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

23. Effective Date and Duration of this Plan.

This Plan is effective as of the Effective Date. This Plan will terminate at midnight on the day before the ten (10) year anniversary of the Effective Date, and may be terminated prior to such time by Board action. No Award will be granted after termination of this Plan, but Awards outstanding upon termination of this Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

24. Miscellaneous.

24.1 Usage. In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also will include the feminine, (b) the plural will include the singular, and the singular will include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.

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24.2 Unfunded Plan. Participants will have no right, title or interest whatsoever in or to any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder will be paid from the general funds of the Company or the Subsidiary, as the case may be, and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts except as expressly set forth in this Plan.

24.3 Relationship to Other Benefits. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards under this Plan will be included as “compensation” for purposes of computing the benefits payable to any Participant under any pension, retirement (qualified or non-qualified), savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Subsidiary unless provided otherwise in such plan.

24.4 Fractional Shares. No fractional shares of Common Stock will be issued or delivered under this Plan or any Award. The Committee will determine whether cash, other Awards or other property will be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto will be forfeited or otherwise eliminated by rounding up or down.

24.5 Governing Law; Mandatory Jurisdiction. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which will be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations and actions relating to this Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise expressly provided in an Award Agreement, the Company and recipients of an Award under this Plan hereby irrevocably submit to the jurisdiction and venue of the Federal or State courts of the States of Colorado and Delaware relative to any and all disputes, issues and/or claims that may arise out of or relate to this Plan or any related Award Agreement. The Company and recipients of an Award under this Plan further agree that any and all such disputes, issues and/or claims arising out of or related to this Plan or any related Award Agreement will be brought and decided in the Federal or State courts of the States of Colorado or Delaware, with such jurisdiction and venue selected by and at the sole discretion of the Company.

24.6 Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

24.7 Construction. Wherever possible, each provision of this Plan and any Award Agreement will be interpreted so that it is valid under the Applicable Law. If any provision of this Plan or any Award Agreement is to any extent invalid under the Applicable Law, that provision will still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also will continue to be valid, and the entire Plan and Award Agreement will continue to be valid in other jurisdictions.

35

24.8 Delivery and Execution of Electronic Documents. To the extent permitted by Applicable Law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to use electronic, internet or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

24.9 No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company and its Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws.

24.10 Indemnification. Subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board, or a Committee appointed by the Board, or an officer or Employee of the Company to whom authority was delegated in accordance with Section 3.3 of this Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or pursuant to any agreement with the Company, or any power that the Company may have to indemnify them or hold them harmless.

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CENTURY COMMUNITIES
CENTURY COMMUNITIES, INC./CCS 8390 E CRESCENT PKWY STE 650 GREENWOOD VILLAGE, CO 80111
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4
Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
1 OF 2 1 1 VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A
THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C
THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E
THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K
CONTROL # 0000000000000000 SHARES 123,456,789,012.12345
123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees
01 Dale Francescon 02 Robert J. Francescon 03 James M. Lippman 04 Keith R. Guericke 05 John P. Box
The Board of Directors recommends you vote FOR proposals 2 and 3.
2 To approve the Century Communities, Inc. 2017 Omnibus Incentive Plan.
3 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain 0000318013_1 R1.0.1.15
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4
Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date
SHARES CUSIP # SEQUENCE #

CENTURY COMMUNITIES
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2016 Annual Report is/are available at www.proxyvote.com
CENTURY COMMUNITIES, INC./CCS
Annual Meeting of Stockholders
May 10, 2017 1:00 PM, MDT
This proxy is solicited by the Board of Directors
The stockholders hereby appoint Dale Francescon and David L. Messenger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CENTURY COMMUNITIES, INC./CCS that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, MDT on May 10, 2017, at the Hyatt Regency Denver Tech Center, 7800 East Tufts Avenue, Denver, CO 80237, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
0000318013_2 R1.0.1.15
Continued and to be signed on reverse side